UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

FEDEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 24, 2007

To Our Stockholders:

We cordially invite you to attend the 2007 annual meeting of FedEx’s stockholders. The meeting will take place in the Tennessee Grand Ballroom at the Hilton Hotel, 939 Ridge Lake Boulevard, Memphis, Tennessee 38120, on Monday, September 24, 2007, at 10:00 a.m. local time. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

1.	Elect fourteen directors;

2.	Ratify the appointment of Ernst & Young LLP as FedEx’s independent registered public accounting firm for fiscal year 2008;

3.	Act upon four stockholder proposals, if properly presented at the meeting; and

4.	Transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on July 30, 2007 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

CHRISTINE P. RICHARDS
Secretary
August 13, 2007

HOW TO VOTE: Please complete, date, sign and return the accompanying proxy card or voting instruction card, or vote electronically via the Internet or by telephone. The enclosed return envelope requires no additional postage if mailed in the United States.

REDUCE MAILING COSTS: If you vote on the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you electronically. We strongly encourage you to enroll in electronic delivery. It is a cost-effective way for us to provide you with proxy materials and annual reports.

ANNUAL MEETING ADMISSION: If you attend the annual meeting in person, you will need to present your admission ticket, or an account statement showing your ownership of FedEx common stock as of the record date, and a valid government-issued photo identification. The indicated portion of your proxy card or voting instruction card will serve as your admission ticket. If you are a registered stockholder and receive your proxy materials electronically, you should follow the instructions provided to print a paper admission ticket.

Your vote is very important. Please vote whether or not you plan to attend the meeting.

2007 PROXY STATEMENT

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Page

COMPENSATION DISCUSSION AND ANALYSIS	21
Compensation Philosophy, Objectives and Design	21
Role of the Compensation Committee, Its Compensation Consultant and the Chairman of the Board, President and Chief Executive Officer	26
Description of Compensation Elements	27
Long-Term Equity Incentives – Stock Options and Restricted Stock	33
Other Elements of Executive Compensation	34
Tax Deductibility of Compensation	35
EXECUTIVE COMPENSATION	36
Summary Compensation Table	36
GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2007	42
OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2007	44
OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2007	47
FISCAL 2007 PENSION BENEFITS	48
Overview of Pension Plans	48
Traditional Pension Benefit	49
Portable Pension Account	49
Lump Sum Distribution	50
Taxes	50
FISCAL 2007 NONQUALIFIED DEFERRED COMPENSATION	51
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	52
Benefits Triggered by Retirement, Death or Permanent Disability – Stock Option and Restricted Stock Plans	52
Benefits Triggered by Change of Control or Termination After Change of Control – Stock Option and Restricted Stock Plans and Management Retention Agreements	53
Consulting Agreement and Non-Competition Agreement with Daniel J. Sullivan	56
DIRECTORS’ COMPENSATION	58
Outside Directors’ Compensation	58
Retirement Plan for Outside Directors	58
Fiscal 2007 Director Compensation	59
EQUITY COMPENSATION PLANS	60
Equity Compensation Plans Approved by Stockholders	60
Equity Compensation Plans Not Approved by Stockholders	60
Summary Table	61
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	62
AUDIT AND NON-AUDIT FEES	63
PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	64
Appointment of Independent Registered Public Accounting Firm	64
Policies Regarding Independent Auditor	64
Vote Required for Ratification	65
PROPOSAL 3 – STOCKHOLDER PROPOSAL: SEPARATION OF CHAIRMAN AND CEO ROLES	66
Board of Directors’ Statement in Opposition	67
Vote Required for Approval	68
PROPOSAL 4 – STOCKHOLDER PROPOSAL: SHAREHOLDER VOTE ON EXECUTIVE PAY	69
Board of Directors’ Statement in Opposition	70
Vote Required for Approval	71
PROPOSAL 5 – STOCKHOLDER PROPOSAL: GLOBAL WARMING REPORT	71
Board of Directors’ Statement in Opposition	72
Vote Required for Approval	73

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iii

FedEx Corporation

942 South Shady Grove Road
Memphis, Tennessee 38120

2007 PROXY STATEMENT

FedEx’s Board of Directors is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2007 Annual Meeting of Stockholders. The meeting will take place in the Tennessee Grand Ballroom at the Hilton Hotel, 939 Ridge Lake Boulevard, Memphis, Tennessee 38120, on Monday, September 24, 2007, at 10:00 a.m. local time. At the meeting, stockholders will vote on the election of fourteen directors, the ratification of FedEx’s independent registered public accounting firm and, if properly presented at the meeting, four stockholder proposals. Stockholders also will consider any other matters that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the Internet or by telephone), you authorize Christine P. Richards, FedEx’s Executive Vice President, General Counsel and Secretary, and Alan B. Graf, Jr., FedEx’s Executive Vice President and Chief Financial Officer, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

FedEx’s Annual Report to Stockholders for the fiscal year ended May 31, 2007, which includes FedEx’s fiscal 2007 audited consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending the proxy statement, form of proxy and accompanying materials to stockholders on or about August 13, 2007.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES EITHER BY MAIL, VIA THE INTERNET OR BY TELEPHONE.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, the stockholders will be asked to:

•	elect fourteen directors;

•	ratify the appointment of Ernst & Young LLP as FedEx’s independent registered public accounting firm; and

•	act on four stockholder proposals, if properly presented.

Stockholders also will transact any other business that may properly come before the meeting. Members of FedEx’s management team will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is July 30, 2007. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is FedEx common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 309,153,228 shares of FedEx common stock outstanding.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank, brokerage firm or other nominee, it will nevertheless be entitled to vote your shares in its discretion on the election of directors (Proposal 1) and the ratification of the appointment of the independent registered public accounting firm (Proposal 2). Absent your instructions, the record holder will not be permitted, however, to vote your shares on the adoption of the four stockholder proposals (Proposals 3, 4, 5 and 6) and your shares will be considered “broker non-votes” on those proposals.

As the beneficial owner of shares, you are invited to attend the annual meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present or represented at the meeting, the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

How do I vote?

1.  YOU MAY VOTE BY MAIL.  If you properly complete, sign and date the accompanying proxy card or voting instruction card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

2.  YOU MAY VOTE BY TELEPHONE OR ON THE INTERNET.  If you are a registered stockholder (that is, if you hold your stock directly and not in street name), you may vote by telephone or on the Internet by following the instructions included on the proxy card. If you vote by telephone or on the Internet, you do not have to mail in your proxy card. If you wish to attend the meeting in person, however, you will need to bring your admission ticket. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern time on September 23, 2007.

If you are the beneficial owner of shares held in street name, you still may be able to vote your shares electronically by telephone or on the Internet. The availability of telephone and Internet voting will depend on the voting process of your bank, brokerage firm or other holder of record. We recommend that you follow the instructions set forth on the voting instruction card provided to you.

NOTE: If you vote on the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you electronically. We strongly encourage you to enroll in electronic delivery. It is a cost-effective way for us to provide you with proxy materials and annual reports.

3.  YOU MAY VOTE IN PERSON AT THE MEETING.  If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in street name who wishes to vote at the meeting, you will need to obtain a legal proxy from your record holder and bring it with you to the meeting.

How do I vote my shares held in a FedEx benefit plan?

If you own shares of FedEx common stock through a FedEx or subsidiary benefit plan, you can direct the trustee or the record holder to vote the shares held in your account in accordance with your instructions by completing the proxy card and returning it in the enclosed envelope or by registering your instructions via the Internet or telephone as directed on the proxy card. If you register your voting instructions by telephone or on the Internet, you do not have to mail in the proxy card. If you wish to attend the meeting in person, however, you will need to bring the admission ticket attached to the proxy card with you. In order to instruct a plan trustee or record holder on the voting of shares held in your account, your instructions must be received by September 19, 2007. If your voting instructions are not received by that date, each plan trustee will vote your shares in the same proportion as the shares for which voting instructions have been received.

Who can attend the meeting?

Only stockholders eligible to vote or their authorized representatives will be admitted to the meeting. If you plan to attend the meeting, detach and bring with you the stub portion of your proxy card, which is marked “Admission Ticket.” You also must bring a valid government-issued photo identification, such as a driver’s license or a passport. If you received your proxy materials through the Internet, you should follow the instructions provided to print a paper admission ticket.

If your shares are held in street name, you must bring the indicated portion of your voting instruction card. Alternatively, you may bring other proof of ownership, such as a brokerage account statement, which clearly shows your ownership of FedEx common stock as of the record date. In addition, you must bring a valid government-issued photo identification, such as a driver’s license or a passport.

Security measures will be in place at the meeting to help ensure the safety of attendees. Metal detectors similar to those used in airports will be located at the entrance to the meeting room and briefcases, handbags and packages will be inspected. No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the meeting. Anyone who refuses to comply with these requirements will not be admitted.

Can I change my vote after I submit my proxy?

Yes, if you are a registered stockholder you may revoke your proxy and change your vote by:

•	submitting a valid, later-dated proxy card or a later-dated vote by telephone or on the Internet (the latest-dated, properly completed proxy that you submit, whether by mail, by telephone or on the Internet, will count as your vote); or

•	giving written notice of such revocation to the Secretary of FedEx prior to or at the meeting or by voting in person at the meeting.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the meeting.

If your shares are held in street name, you should contact your bank, brokerage firm or other nominee and follow its procedures for changing your voting instructions. You may also vote in person at the meeting if you obtain a legal proxy from your record holder.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and not disclosed to FedEx unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.

Who will count the votes?

FedEx’s transfer agent, Computershare Trust Company, N.A., will tabulate and certify the votes. A representative of the transfer agent will serve as the inspector of election.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•	FOR the election of each of the fourteen nominees to the Board of Directors;

•	FOR the ratification of the appointment of Ernst & Young LLP as FedEx’s independent registered public accounting firm; and

•	AGAINST each of the stockholder proposals.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of each of the fourteen nominees to the Board of Directors;

•	FOR the ratification of the appointment of Ernst & Young LLP as FedEx’s independent registered public accounting firm; and

•	AGAINST each of the stockholder proposals.

Will any other business be conducted at the meeting?

FedEx’s Bylaws require stockholders to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we have not received any such notices. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect each director nominee?

A nominee will be elected to the Board of Directors if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election. See “Corporate Governance Matters — Majority-Voting Standard for Director Elections” on page 14.

What happens if a nominee does not receive the required majority vote?

A nominee who is not already serving as a director and who fails to receive the required majority vote will not be elected and thus will not serve on the Board of Directors.

Each current director who is standing for reelection at the annual meeting has tendered an irrevocable resignation from the Board that will take effect if the director does not receive the required majority vote and the Board accepts the resignation. If the Board of Directors accepts the resignation, the director will no longer serve on the Board, and if the Board rejects the resignation, the director will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal. See “Corporate Governance Matters — Majority-Voting Standard for Director Elections” on page 14.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders may vote your shares for the substitute nominee.

How many votes are required to ratify the appointment of FedEx’s independent registered public accounting firm?

The ratification of the appointment of Ernst & Young LLP as FedEx’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How many votes are required to approve each of the stockholder proposals?

If a stockholder proposal is properly presented at the meeting, approval of the proposal requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Approval of a stockholder proposal would merely serve as a recommendation to the Board to take the necessary steps to implement such proposal.

How will abstentions be treated?

Abstentions will have no effect on the election of directors (Proposal 1). For all other proposals, abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against a proposal.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote. Absent instructions from you, your broker may not vote your shares on the adoption of the four stockholder proposals (Proposals 3, 4, 5 and 6). A broker non-vote with respect to these proposals will not affect their outcome.

Your broker will be entitled to vote your shares in its discretion on the election of directors (Proposal 1) and the ratification of the appointment of the independent registered public accounting firm (Proposal 2), without your voting instructions on these items.

Will the meeting be Webcast?

The meeting will be Webcast on September 24, 2007. You are invited to visit the Investor Relations page of our Web site (http://www.fedex.com/us/investorrelations) at 10:00 a.m. Central time on September 24, 2007 to access the live Webcast of the meeting. An archived copy of the Webcast will be available on our Web site for one year. The information on FedEx’s Web site, however, is not incorporated by reference in, and does not form part of, this proxy statement.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth the amount of FedEx’s common stock beneficially owned by each director or nominee, each named executive officer included in the Summary Compensation Table on page 36 and all directors, nominees and executive officers as a group, as of July 30, 2007. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common Stock Beneficially Owned
	Number		Number of	Percent of
Name of Beneficial Owner	of Shares		Option Shares(1)	Class(2)

Frederick W. Smith	19,285,224	(3)	2,781,250	7.07%
James L. Barksdale	46,800	(4)	22,800	*
August A. Busch IV	4,000		26,150	*
John A. Edwardson	2,250		30,800	*
Judith L. Estrin	22,000		66,800	*
J. Kenneth Glass	5,000		22,800	*
Philip Greer	83,812	(5)	62,800	*
J.R. Hyde, III	107,600	(6)	66,800	*
Shirley A. Jackson	7,000		24,800	*
Steven R. Loranger	2,000	(7)	4,400	*
Gary W. Loveman	–		–	–
Charles T. Manatt	5,000		15,800	*
Joshua I. Smith	5,086		32,600	*
Paul S. Walsh	8,500		42,800	*
Peter S. Willmott	128,690	(8)	30,800	*
David J. Bronczek	90,332	(9)	468,216	*
Robert B. Carter	45,936		149,269	*
T. Michael Glenn	182,990	(10)	227,312	*
Alan B. Graf, Jr.	202,448	(11)	360,437	*
Daniel J. Sullivan	110,469	(12)	76,241	*
All directors, nominees and executive officers as a group (23 persons)(13)	20,384,203	(14)	4,671,123	7.98%

*	Less than 1% of FedEx’s outstanding common stock.

(1)	Reflects the number of shares that can be acquired at July 30, 2007 or within 60 days thereafter through the exercise of stock options. These shares are excluded from the column headed “Number of Shares,” but included in the ownership percentages reported in the column headed “Percent of Class.”

(2)	Based on 309,153,228 shares outstanding on July 30, 2007.

(3)	Includes 14,935,085 shares owned by Mr. Smith (2,819,692 of such shares have been pledged as security by Mr. Smith), 4,141,280 shares owned by Frederick Smith Enterprise Company, Inc. (“Enterprise”), a family holding company (496,000 of such shares have been pledged as security by Enterprise), 736 shares owned by Mr. Smith’s spouse and 205,856 shares held in trust for the benefit of Mr. Smith’s children. Regions Morgan Keegan Trust, FSB, Memphis, Tennessee, as trustee of a trust of which Mr. Smith is the lifetime beneficiary, holds 55% of Enterprise’s outstanding stock and Mr. Smith owns 45% directly. Includes 2,267 shares held in FedEx’s retirement savings plan. Mr. Smith’s business address is 942 South Shady Grove Road, Memphis, Tennessee 38120.

(4)	Includes 2,000 shares held in a managed account of which Mr. Barksdale is trustee and 44,800 shares held in other managed accounts.

(5)	Excludes 36,784 shares owned by members of Mr. Greer’s family, as to which Mr. Greer disclaims beneficial ownership, and includes 37,312 shares owned by Greer Investment

Partners II, L.P. Mr. Greer disclaims beneficial ownership of the shares owned by the partnership except to the extent of his pecuniary interest therein.

(6)	Includes 11,600 shares owned by family trusts and 80,000 shares pledged as security by Mr. Hyde.

(7)	Owned by a family trust.

(8)	Includes 128,690 shares pledged as security by Mr. Willmott.

(9)	Includes 659 shares held in FedEx’s retirement savings plan.

(10)	Includes 88,750 shares owned by Glenn Family Partners, L.P. Mr. Glenn disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 541 shares held in FedEx’s retirement savings plan.

(11)	Includes 7,400 shares owned by a family trust and 423 shares held in FedEx’s retirement savings plan.

(12)	Includes 25,484 shares held in a 401(k) plan and 29,911 stock units held in deferred compensation plans. These stock units are payable in shares of FedEx common stock on a one-for-one basis.

(13)	Does not include Mr. Sullivan, who retired as FedEx Ground’s President and Chief Executive Officer on December 31, 2006.

(14)	Includes 1,000 stock units held in a deferred compensation plan. These stock units are payable in shares of FedEx common stock on a one-for-one basis. Also includes an aggregate 4,899 shares held in FedEx’s retirement savings plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of FedEx and persons who own more than ten percent of FedEx’s common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of FedEx’s common stock. Such directors, officers and greater-than-ten-percent stockholders are required to furnish FedEx with copies of the Section 16(a) reports they file. The Securities and Exchange Commission has established specific due dates for these reports, and FedEx is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to FedEx and written representations from certain reporting persons that no additional reports were required, FedEx believes that its directors, reporting officers and greater-than-ten-percent stockholders complied with all these filing requirements for the fiscal year ended May 31, 2007.

Significant Stockholders

The following table lists certain persons known by FedEx to own beneficially more than five percent of FedEx’s outstanding shares of common stock as of March 31, 2007.

	Amount and Nature of
	Beneficial Ownership		Percent of Class

Dodge & Cox	21,783,878	(1)	7.08%
555 California Street, 40th Floor San Francisco, California 94014

PRIMECAP Management Company	20,759,929	(2)	6.74%
225 South Lake Avenue, Suite 400 Pasadena, California 91101

Marsico Capital Management, LLC	20,479,243	(3)	6.65%
1200 17th Street, Suite 1600 Denver, Colorado 80202

(1)	Dodge & Cox, a registered investment advisor, had sole voting power over 20,306,086 shares and sole investment power over all 21,783,878 shares.

(2)	PRIMECAP Management Company, a registered investment advisor, had sole voting power over 3,482,385 shares and sole investment power over all 20,759,929 shares.

(3)	Marsico Capital Management, LLC, a registered investment advisor, had sole voting power over 17,097,797 shares and sole investment power over all 20,479,243 shares.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Documents

In furtherance of its longstanding goals of providing effective governance of FedEx’s business and affairs for the long-term benefit of stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, the Board of Directors has adopted Corporate Governance Guidelines, charters for each of its Board committees and a Code of Business Conduct & Ethics for directors, officers and employees of FedEx. Each of these documents is available, free of charge, in print to any stockholder who requests it and in the corporate governance section of the Investor Relations page of our Web site at http://www.fedex.com/us/investorrelations/corpgov. The information on FedEx’s Web site, however, is not incorporated by reference in, and does not form part of, this proxy statement.

Director Independence

The Board of Directors has determined that each member of the Audit, Compensation and Nominating & Governance Committees and, with the exception of Frederick W. Smith and J.R. Hyde, III, each of the Board’s current members (James L. Barksdale, August A. Busch IV, John A. Edwardson, Judith L. Estrin, J. Kenneth Glass, Philip Greer, Shirley Ann Jackson, Steven R. Loranger, Charles T. Manatt, Joshua I. Smith, Paul S. Walsh and Peter S. Willmott), as well as Gary W. Loveman, is independent and meets the applicable independence requirements of the New York Stock Exchange (including the additional requirements for Audit Committee members) and the Board’s more stringent standards for determining director independence. Mr. Smith is FedEx’s Chairman of the Board, President and Chief Executive Officer. Mr. Hyde has an ownership interest in HOOPS, L.P., with which FedEx has a relationship. For more information, please see “— Related Person Transactions” below.

Under the Board’s standards of director independence, which are included in FedEx’s Corporate Governance Guidelines, a director will be considered independent only if the Board affirmatively determines that the director has no direct or indirect material relationship with FedEx, other than as a director. The standards set forth certain categories or types of transactions, relationships or arrangements with FedEx, as follows, each of which (i) is deemed not to be a material relationship with FedEx, and thus (ii) will not, by itself, prevent a director from being considered independent:

•	Prior Employment of Director. The director was employed by FedEx or was personally working on FedEx’s audit as an employee or partner of FedEx’s independent auditor, and over five years have passed since such employment, partner or auditing relationship ended.

•	Prior Employment of Immediate Family Member. An immediate family member was an officer of FedEx or was personally working on FedEx’s audit as an employee or partner of FedEx’s independent auditor, and over five years have passed since such employment, partner or auditing relationship ended.

•	Current Employment of Immediate Family Member. An immediate family member is employed by FedEx in a non-officer position, or by FedEx’s independent auditor not as a partner and not participating in the firm’s audit, assurance or tax compliance practice.

•	Interlocking Directorships. An executive officer of FedEx served on the board of directors of a company that employed the director or employed an immediate family member as an executive officer, and over five years have passed since either such relationship ended.

•	Business Relationships. The director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that makes or has made payments to, or receives or has received payments (other than contributions, if the company is a tax-exempt organization) from, FedEx for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of such other company’s consolidated gross revenues for such year.

•	Indebtedness. The director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that is indebted to FedEx or to which FedEx is indebted, and the aggregate amount of such debt is less than one percent (or $1 million, whichever is greater) of the total consolidated assets of the indebted company.

•	Charitable Contributions. The director is a trustee, fiduciary, director or officer of a tax-exempt organization to which FedEx contributes, and the contributions to such organization by FedEx have not within any of such organization’s three most recently completed fiscal years exceeded one percent (or $250,000, whichever is greater) of such organization’s consolidated gross revenues for such year.

In making its independence determinations, the Board broadly considered all relevant facts and circumstances, including the following immaterial transactions, relationships and arrangements:

•	Messrs. Barksdale and Willmott each served as officers of FedEx, but they left the company well over five years ago (Mr. Barksdale’s employment at FedEx ended in 1992, and Mr. Willmott’s employment at FedEx ended in 1983).

•	FedEx has made charitable contributions to tax-exempt organizations for which each of the following independent directors serves as a trustee or director: Messrs. Barksdale, Glass, Greer and Manatt. The contributions by FedEx to each such organization have not within any of the other organization’s three most recently completed fiscal years exceeded one percent (or $250,000, whichever is greater) of the other organization’s consolidated gross revenues for such year. In addition, David J. Bronczek, a FedEx executive officer, and Mr. Glass serve together on the board of a Memphis-based non-profit organization.

•	In the ordinary course of business, FedEx makes purchases from entities for which each of the following independent directors serves as an officer: Messrs. Edwardson and Loranger. The amount of the payments made by FedEx to each such entity has not within any of the other entity’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of the other entity’s consolidated gross revenues for such year.

•	Robert B. Carter, a FedEx executive officer, serves as an advisor to a venture capital firm for which Mr. Greer is a limited partner.

•	Frederick W. Smith is a passive investor (holding a less-than-2% interest) in Packet Design, LLC, an Internet technology company, and Ms. Estrin is an executive officer of Packet Design and beneficially owns approximately 18% of its outstanding capital stock.

Audit Committee Financial Expert

The Board of Directors has determined that at least one member of the Audit Committee, John A. Edwardson, is an audit committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K, promulgated by the Securities and Exchange Commission.

Director Mandatory Retirement

A director must retire immediately before the annual meeting of FedEx’s stockholders during the calendar year in which he or she attains age 72. There are no directors retiring under this provision at the annual meeting.

Stock Ownership Goal for Directors and Senior Officers

In order to encourage significant stock ownership by our directors and senior officers, and to further align their interests with the interests of FedEx’s stockholders, the Board of Directors has established a goal that (i) within three years after joining the Board, each non-management director own FedEx shares valued at three times his or her annual retainer fee, and (ii) within four years after being appointed to his or her position, each member of senior management own FedEx shares valued at the following multiple of his or her annual base salary:

•	5x for the Chairman of the Board, President and Chief Executive Officer;

•	3x for the other FedEx executive officers;

•	2x for executive vice presidents of FedEx’s core operating companies; and

•	1x for certain other senior officers.

For purposes of meeting this goal, unvested restricted stock is counted, but unexercised stock options are not. The Board also recommends that each director and senior officer retain shares acquired upon stock option exercises until his or her goal is met. The stock ownership goal is included in FedEx’s Corporate Governance Guidelines. As of July 30, 2007, each FedEx director who had been on the Board for over three years and each executive officer owned sufficient shares to comply with this goal.

Policy Statement on Poison Pills

The Board of Directors has adopted a policy requiring stockholder approval for any future “poison pill” prior to or within twelve months after adoption of the poison pill. (A poison pill is a device used to deter a hostile takeover. Note that FedEx does not currently have, nor have we ever had, a poison pill.) The policy on poison pills is included in FedEx’s Corporate Governance Guidelines.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at least four times annually at regularly scheduled executive sessions. At least once a year, such meetings include only the independent members of the Board. The Chairman of the Nominating & Governance Committee presides over meetings of the non-employee and independent directors.

Communications with Directors

You may communicate directly with any member or committee of the Board of Directors by writing to: FedEx Corporation Board of Directors, c/o Corporate Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120. Please specify to whom your letter should be directed. The Corporate Secretary of FedEx will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in her opinion, deals with the functions of the Board or its committees or that she otherwise determines requires the attention of any member, group or committee of the Board of Directors. Board members may at any time review a log of all correspondence received by FedEx that is addressed to Board members and request copies of any such correspondence.

Nomination of Director Candidates

The Nominating & Governance Committee will consider director nominees proposed by stockholders. To recommend a prospective director candidate for the Nominating & Governance Committee’s consideration, stockholders may submit the candidate’s name, qualifications, including whether the candidate satisfies the requirements set forth below, and other relevant biographical information in writing to: FedEx Corporation Nominating & Governance Committee, c/o Corporate

Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120. FedEx’s Bylaws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see page 77, “Additional Information — Stockholder Proposals for 2008 Annual Meeting.”

The Board is responsible for recommending director candidates for election by the stockholders and for electing directors to fill vacancies or newly created directorships. The Board has delegated the screening and evaluation process for director candidates to the Nominating & Governance Committee, which identifies, evaluates and recruits highly qualified director candidates and recommends them to the Board. The Nominating & Governance Committee considers potential candidates for director, which may come to the attention of the Nominating & Governance Committee through current directors, management, professional search firms, stockholders or other persons. The Nominating & Governance Committee considers and evaluates a director candidate recommended by a stockholder in the same manner as a nominee recommended by a Board member, management or other sources.

If the Nominating & Governance Committee determines that an additional or replacement director is necessary or advisable, the Nominating & Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a potential director candidate, including interviewing the candidate, engaging an outside firm to gather additional information and making inquiries of persons with knowledge of the candidate’s qualifications and character. In its evaluation of potential director candidates, including the members of the Board of Directors eligible for reelection, the Nominating & Governance Committee considers the current size, composition and needs of the Board of Directors and each of its committees.

Candidates nominated for election or reelection to the Board of Directors must possess the following minimum qualifications:

•	The highest level of personal and professional ethics, integrity and values;

•	An inquiring and independent mind;

•	Practical wisdom and mature judgment;

•	Broad training and experience at the policy-making level in business, finance and accounting, government, education or technology;

•	Expertise that is useful to FedEx and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	Willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about FedEx’s business;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	Involvement only in activities or interests that do not conflict with the director’s responsibilities to FedEx and its stockholders.

In addition, it is expected that the following qualities or skills be possessed by one or more of FedEx’s Board members: transportation industry experience; international experience; financial expertise; marketing expertise; technological expertise; energy expertise; and government experience.

Gary W. Loveman is the only nominee who is not an executive officer of FedEx or a current director standing for reelection. Frederick W. Smith, FedEx’s Chairman of the Board, President and Chief Executive Officer, and Peter S. Willmott, Chairman of the Nominating & Governance Committee, recommended Mr. Loveman as a nominee for election at the annual meeting.

The Nominating & Governance Committee has engaged a third-party executive search firm to assist in identifying potential board candidates, including Mr. Loveman.

Majority-Voting Standard for Director Elections

Effective March 12, 2007, the Board of Directors amended FedEx’s Bylaws to adopt a majority-voting standard in uncontested director elections and a resignation requirement for directors who fail to receive the required majority vote. The amended Bylaws also prohibit the Board from changing back to a plurality-voting standard without the approval of our stockholders. Under the new majority-voting standard, a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected to the Board. Previously, our directors were elected under a plurality-voting standard, in which candidates receiving the most votes were elected regardless of whether those votes constituted a majority.

In accordance with this majority-voting standard and resignation requirement, each incumbent director who is standing for reelection at the annual meeting has tendered an irrevocable resignation from the Board of Directors that will take effect if (i) the director does not receive more votes cast “for” than “against” his or her election at the annual meeting, and (ii) the Board accepts the resignation. FedEx’s Bylaws require the Board of Directors, within 90 days after certification of the election results, to accept the director’s resignation unless there is a compelling reason not to do so and to promptly disclose its decision (including, if applicable, the reasons for rejecting the resignation) in a filing with the Securities and Exchange Commission.

Policy on Review and Preapproval of Related Person Transactions

The Board of Directors has adopted a Policy on Review and Preapproval of Related Person Transactions, which is included in FedEx’s Corporate Governance Guidelines. The policy requires that all proposed related person transactions (as defined in the policy) and all proposed material changes to existing related person transactions be reviewed and preapproved by the Nominating & Governance Committee. To the extent the related person (as defined in the policy) is a director or immediate family member of a director, the transaction or change must also be reviewed and preapproved by the full Board. The policy provides that a related person transaction or a material change to an existing related person transaction may not be preapproved if it would:

•	interfere with the objectivity and independence of any related person’s judgment or conduct in carrying out his or her duties and responsibilities to FedEx;

•	not be fair as to FedEx; or

•	otherwise be opposed to the best interests of FedEx and its stockholders.

The policy requires the Nominating & Governance Committee to annually (i) review each existing related person transaction that has a remaining term of at least one year or remaining payments of at least $120,000, and (ii) determine, based upon all material facts and circumstances and taking into consideration our contractual obligations, whether it is in the best interests of FedEx and our stockholders to continue, modify or terminate the transaction or relationship.

Related Person Transactions

In accordance with the policy described above, the Nominating & Governance Committee has reviewed the following related person transactions and determined that they remain in the best interests of FedEx and our stockholders:

•	In July 2005, FedEx Ground entered into a five-year lease for a FedEx Home Delivery facility near Milwaukee, Wisconsin. FedEx Ground has the option to extend the lease through September 30, 2012. Under the lease, FedEx Ground’s initial gross lease payments are $345,707 per year, which amount will increase to $361,369 per year after the third year of the lease. The gross lease payment includes taxes, common area maintenance and insurance up to a specified dollar amount per square foot. John A. Edwardson is a passive investor with an 11.67% ownership interest in the real estate development company that owns the facility.

•	J.R. Hyde, III and his wife together own approximately 13% of HOOPS, L.P., the owner of the NBA Memphis Grizzlies professional basketball team. Mr. Hyde, through one of his companies, also is the general partner of the minority limited partner of HOOPS. During fiscal 2002, FedEx entered into a multi-year, $90 million naming rights agreement with HOOPS. Under this agreement, FedEx has certain marketing rights, including the right to name the arena where the Grizzlies play “FedExForum.” Pursuant to a separate agreement with HOOPS, the City of Memphis and Shelby County, FedEx has agreed to pay $2.5 million a year for the balance of the twenty-five year term of the agreement if HOOPS terminates its lease for the arena after 17 years.

•	In November 1999, FedEx entered into a multi-year, $205 million naming rights agreement with the NFL Washington Redskins professional football team. Under this agreement, FedEx has certain marketing rights, including the right to name the Redskins’ stadium “FedExField.” In August 2003, Frederick W. Smith acquired an approximate 10% ownership interest in the Washington Redskins and joined its Leadership Council, or board of directors.

Compensation Committee Interlocks and Insider Participation

Messrs. Greer, Barksdale, Busch, Glass, Manatt and Walsh served on FedEx’s Compensation Committee during fiscal 2007. Mr. Barksdale, who ceased being a member of the Compensation Committee on September 25, 2006, is a former officer of FedEx Express (FedEx’s predecessor). His employment with FedEx Express ended in 1992.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings

During fiscal 2007, the Board of Directors held six regular meetings and two special meetings. Each director attended at least 75% of the meetings of the Board and any committees on which he or she served.

Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, Information Technology Oversight Committee and Nominating & Governance Committee. Each committee’s written charter is available on the FedEx Web site at http://ir.fedex.com/governance/committeechar.cfm. Committee memberships are as follows:

Information Technology
Audit Committee	Oversight Committee

John A. Edwardson (Chairman)	Judith L. Estrin (Chairwoman)
Steven R. Loranger	James L. Barksdale
Joshua I. Smith	J.R. Hyde, III
Peter S. Willmott	Shirley A. Jackson

Nominating &
Compensation Committee	Governance Committee

Philip Greer (Chairman)	Peter S. Willmott (Chairman)
August A. Busch IV	James L. Barksdale
J. Kenneth Glass	J. Kenneth Glass
Charles T. Manatt	Shirley A. Jackson
Paul S. Walsh

The Board of Directors has approved reconstituting the committees so that, immediately following the annual meeting, if all of the director nominees are elected, committee memberships will be as follows:

Information Technology
Audit Committee	Oversight Committee

John A. Edwardson (Chairman)	Judith L. Estrin (Chairwoman)
Gary W. Loveman	James L. Barksdale
Joshua I. Smith	J.R. Hyde, III
Peter S. Willmott	Shirley A. Jackson
Gary W. Loveman

Nominating &
Compensation Committee	Governance Committee

Philip Greer (Chairman)	Peter S. Willmott (Chairman)
August A. Busch IV	James L. Barksdale
Steven R. Loranger	Shirley A. Jackson
Paul S. Walsh	Charles T. Manatt

The Audit Committee, which held ten meetings during fiscal 2007, performs the following functions:

•	oversees the independent registered public accounting firm’s qualifications, independence and performance;

•	assists the Board of Directors in its oversight of (i) the integrity of FedEx’s financial statements; (ii) the effectiveness of FedEx’s disclosure controls and procedures and internal control over financial reporting; (iii) the performance of the internal auditors; and (iv) FedEx’s compliance with legal and regulatory requirements; and

•	preapproves all audit and allowable non-audit services to be provided by FedEx’s independent registered public accounting firm.

The members of the Audit Committee meet all independence and qualification requirements of the New York Stock Exchange. The Board of Directors has determined that at least one member of the Audit Committee, John A. Edwardson, is an audit committee financial expert.

The Compensation Committee, which held six meetings during fiscal 2007, performs the following functions:

•	evaluates the performance and recommends to the independent members of the Board the compensation of FedEx’s Chairman of the Board, President and Chief Executive Officer;

•	discharges the Board’s responsibilities relating to the compensation of executive management;

•	reviews and discusses with management the Compensation Discussion and Analysis and produces a report recommending whether the Compensation Discussion and Analysis should be included in the proxy statement; and

•	oversees the administration of FedEx’s equity compensation plans and employee benefit and fringe-benefit plans and programs.

The members of the Compensation Committee meet all independence requirements of the New York Stock Exchange.

The Information Technology Oversight Committee, which held six meetings during fiscal 2007, performs the following functions:

•	appraises major information technology (“IT”) related projects and technology architecture decisions;

•	ensures that FedEx’s IT programs effectively support FedEx’s business objectives and strategies; and

•	advises FedEx’s senior IT management team and the Board of Directors on IT related matters.

The Nominating & Governance Committee, which held six meetings during fiscal 2007, performs the following functions:

•	identifies individuals qualified to become Board members;

•	recommends to the Board director nominees to be proposed for election at the annual meeting of stockholders;

•	recommends to the Board directors for appointment to Board committees; and

•	assists the Board in developing and implementing effective corporate governance, compliance and ethics programs.

The members of the Nominating & Governance Committee meet all independence requirements of the New York Stock Exchange.

Attendance at Annual Meeting of Stockholders

FedEx expects all board members to attend annual meetings of stockholders. Each member of the Board of Directors attended the 2006 annual meeting of stockholders.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board of Directors currently consists of fourteen members. All of FedEx’s directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Mr. J. Kenneth Glass is retiring as a director at the annual meeting and is not standing for reelection. The Board proposes that each of the current directors, other than Mr. Glass, be reelected to the Board. In addition, the Board of Directors has nominated Gary W. Loveman for election as a director. Each of the directors elected at this annual meeting will hold office until the annual meeting of stockholders to be held in 2008 and until his or her successor is duly elected and qualified.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders may vote your shares for the substitute nominee.

Under the new majority-voting standard, each of the fourteen director nominees must receive more votes cast “for” than “against” his or her election in order to be elected to the Board. For more information, please see “Corporate Governance Guidelines — Majority-Voting Standard for Director Elections” on page 14.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOURTEEN NOMINEES.

The following table sets forth, with respect to each nominee, his or her name, age, principal occupation and employment during at least the past five years, the year in which he or she first became a director of FedEx (or its predecessor, FedEx Express) and directorships held in other public companies.

NOMINEES FOR ELECTION TO THE BOARD

Director, Year First		Principal Occupation,
Elected as Director	Age	Business and Directorships

Frederick W. Smith 1971	62	Chairman, President and Chief Executive Officer of FedEx since January 1998; Chairman of FedEx Express since 1975; Chairman, President and Chief Executive Officer of FedEx Express from 1983 to January 1998; Chief Executive Officer of FedEx Express from 1977 to January 1998; President of FedEx Express from 1971 to 1975.

James L. Barksdale 1999	64	Chairman and President, Barksdale Management Corporation, an investment management company, since April 1999; Managing Partner, The Barksdale Group, a venture capital firm, since April 1999; President and Chief Executive Officer of Netscape Communications Corporation, a provider of software, services and Web site resources to Internet users, from January 1995 to March 1999; various senior management positions at FedEx Express from 1979 to 1992, including Executive Vice President and Chief Operating Officer. Former director of FedEx Express from 1983 to 1991. Director, Sun Microsystems, Inc. and Time Warner Inc.

Director, Year First		Principal Occupation,
Elected as Director	Age	Business and Directorships

August A. Busch IV 2003	43	President and Chief Executive Officer of Anheuser-Busch Companies, Inc., a brewing organization, since December 2006; Vice President and Group Executive of Anheuser-Busch Companies, Inc. from August 2000 to November 2006; President of Anheuser-Busch, Inc. since July 2002; Group Vice President – Marketing of Anheuser-Busch, Inc. from August 2000 to July 2002; Vice President – Marketing & Wholesaler Operations of Anheuser-Busch, Inc. from November 1996 to August 2000. Director, Anheuser-Busch Companies, Inc.

John A. Edwardson 2003	58	Chairman and Chief Executive Officer of CDW Corporation, a provider of technology products and services, since January 2001; Chairman and Chief Executive Officer of Burns International Services Corporation, a provider of security services, from 1999 to 2000; President and Chief Operating Officer of UAL Corporation, an airline, from 1995 to 1998. Director, CDW Corporation.

Judith L. Estrin 1989	52	President and Chief Executive Officer of Packet Design, LLC, an Internet technology company, since May 2000; Senior Vice President and Chief Technology Officer of Cisco Systems, Inc., a networking systems company, from April 1998 to April 2000; President and Chief Executive Officer of Precept Software, Inc., a computer software company, from March 1995 to April 1998. Director, The Walt Disney Company.

Philip Greer 1974	71	Managing Director, Greer Family Consulting and Investments, LLC, an investment management firm, since April 2002; Senior Managing Director of Weiss, Peck & Greer L.L.C., an investment management firm, from 1995 to April 2002; General Partner of Weiss, Peck & Greer from 1970 to 1995.

J.R. Hyde, III 1977	64	Chairman of GTx, Inc., a biopharmaceutical company specializing in serious men’s health issues, since March 2001; Chairman of AutoZone, Inc., an auto parts retail chain, from March 2005 to June 2007 and from May 1986 to March 1997; Chief Executive Officer of AutoZone, Inc. from May 1986 to December 1996; Chairman of Pittco Management, LLC, an investment management company, since January 1998; President of Pittco, Inc., an investment company, since April 1989. Director, AutoZone, Inc. and GTx, Inc.

Shirley A. Jackson 1999	61	President of Rensselaer Polytechnic Institute, a technological research university, since July 1999; Chairwoman and Commissioner of the United States Nuclear Regulatory Commission from July 1995 to June 1999; Commissioner of the United States Nuclear Regulatory Commission from May 1995 to July 1995. Director, International Business Machines Corporation, Marathon Oil Corporation, Medtronic, Inc., NYSE Euronext and Public Service Enterprise Group Incorporated.

Director, Year First		Principal Occupation,
Elected as Director	Age	Business and Directorships

Steven R. Loranger 2006	55	Chairman of the Board, President and Chief Executive Officer of ITT Corporation, a global multi-industry engineering and manufacturing company, since December 2004; President and Chief Executive Officer of ITT Corporation from June 2004 to December 2004; Executive Vice President and Chief Operating Officer of Textron, Inc., a global aircraft, industrial and finance company, from 2002 to 2004; various executive positions at Honeywell International Inc. and its predecessor, AlliedSignal, Inc., a technology and manufacturing company, from 1981 to 2002, including President and Chief Executive Officer of its Engines, Systems and Services divisions. Director, ITT Corporation.

Gary W. Loveman (New Nominee)	47	Chairman of the Board, Chief Executive Officer and President of Harrah’s Entertainment, Inc., a provider of branded gaming entertainment, since January 2005; Chief Executive Officer and President of Harrah’s Entertainment, Inc. since January 2003; President of Harrah’s Entertainment, Inc. since April 2001; various executive positions at Harrah’s Entertainment, Inc. from May 1998 to April 2001; Associate Professor of Business Administration, Harvard University Graduate School of Business Administration from 1994 to 1998. Director, Harrah’s Entertainment, Inc. and Coach, Inc.

Charles T. Manatt 2004	71	Partner and co-founder of Manatt, Phelps & Phillips, LLP, a diversified law firm, since 1965; Co-Chair of ManattJones Global Strategies LLC, a global consulting firm providing international business, government and public affairs strategies and solutions, since October 2001; U.S. Ambassador to the Dominican Republic from 1999 to 2001. Former director of FedEx from 1989 to 1999.

Joshua I. Smith 1989	66	Chairman and Managing Partner, Coaching Group, LLC, a consulting firm, since June 1998; Vice Chairman and President of iGate, Inc., a broadband networking company, from June 2000 to June 2001. Director, The Allstate Corporation and Caterpillar Inc.

Paul S. Walsh 1996	52	Chief Executive Officer of Diageo plc, a beverage company, since September 2000; Group Chief Operating Officer of Diageo plc from January 2000 to September 2000; Chairman, President and Chief Executive Officer of The Pillsbury Company, a wholly owned subsidiary of Diageo plc, from April 1996 to January 2000; Chief Executive Officer of The Pillsbury Company from January 1992 to April 1996. Director, Centrica plc and Diageo plc.

Peter S. Willmott 1974	70	Chairman and Chief Executive Officer of Willmott Services, Inc., a retail and consulting firm, since June 1989; Interim President and Chief Executive Officer of Fleming Companies, Inc., a wholesale distributor of consumable goods, from March 2003 to August 2003 (Fleming Companies, Inc. filed for reorganization in federal bankruptcy court in April 2003); Chief Executive Officer and President of Zenith Electronics Corporation, an electronics manufacturing company, from July 1996 to January 1998; various senior management positions at FedEx Express from 1974 to 1983, including President and Chief Operating Officer.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Members
Philip Greer – Chairman
August A. Busch IV
J. Kenneth Glass
Charles T. Manatt
Paul S. Walsh

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy, Objectives and Design

FedEx’s mission is to produce superior financial returns for shareowners by providing high value-added transportation, supply chain, business and related information services through focused operating companies that compete collectively, operate independently and manage collaboratively. We design our executive compensation program to further FedEx’s mission by:

•	Retaining and attracting highly qualified and effective executive officers by paying them competitively;

•	Motivating executive officers to contribute to our future success and to build long-term shareowner value (and rewarding them accordingly) by linking a significant part of their compensation to the company’s financial and stock price performance, especially long-term performance; and

•	Further aligning executive officer and shareowner interests by encouraging and facilitating significant ownership of FedEx stock by the officers.

We reward our executive officers for contributing to FedEx’s success for the long-term benefit of shareowners. Our executive compensation program is designed to pay executives in the top quartile of our peer group when we achieve long-term top-quartile results compared to the peer group.

FedEx’s compensation program for executive officers consists of four key elements:

•	Base salary;

•	Cash payments under our annual incentive compensation (“AIC”) program;

•	Cash payments under our long-term incentive (“LTI”) compensation program; and

•	Long-term equity incentives in the form of stock options and restricted stock.

Executive officers also receive certain other annual compensation, including perquisites and tax reimbursement payments. In addition, while we do not have any employment agreements with our executive officers, the officers are entitled to receive certain post-employment and change-of-control payments and benefits, such as through our pension plans and management retention agreements.

Duty to Retain and Attract.  FedEx is widely acknowledged as one of the world’s most admired and respected companies, and it is our people — our greatest asset — that give us our strong reputation. Because FedEx operates a global enterprise in a highly competitive business environment, we compete for talented management with some of the largest companies in the world — in our industry and in others. Our global recognition and reputation for excellence in management and leadership make our employees attractive targets for other companies, and our key employees are aggressively recruited. Accordingly, we have a duty to our shareowners to ensure that our overall compensation program competes well against all types of companies and continues to retain and attract the right people. Each element of compensation is intended to fulfill this important obligation.

In order to ensure that our compensation remains competitive, we rely on comparison survey information and design our executive compensation program to target the 75th percentile of compensation for comparable positions in the comparison surveys. We target our compensation at the 75th percentile to retain and attract highly qualified and effective executives.

For the fiscal 2007 executive compensation review, we considered data published by two major consulting firms: Towers Perrin and Hewitt Associates. Each consulting firm provided compensation data on all general industry companies in its respective database with annual revenues in excess of $10 billion (over 100 companies from each firm), a majority of which are Fortune 200 companies. The data results provided by each firm are averaged to arrive at blended market compensation data for general industry executives.

We believe that general industry is the appropriate comparison category because our executives are aggressively recruited by and from businesses outside FedEx’s industry peer group. In addition, we do not have many similarly sized industry peers, so an industry peer group would not produce a meaningful statistical sample. The Compensation Committee of our Board of Directors has reviewed with its outside consultant (Towers Perrin) alternative criteria for selecting companies for our benchmarking survey data and concluded that our use of general industry companies with revenues greater than $10 billion is the most appropriate approach.

When we compare the elements of compensation of our executive officers to the benchmarking survey data, we group the elements into two categories:

•	Annual base salary plus target AIC payout (i.e., assuming achievement of all individual and corporate objectives), the sum of which we call total cash compensation (“TCC”).

•	TCC plus target LTI payout plus long-term equity incentive awards (stock options and restricted stock) plus tax reimbursement payments on restricted stock awards, the sum of which we call total direct compensation (“TDC”).

The TDC formula is illustrated below:

* Includes related tax reimbursement payments.

Other elements of compensation (such as perquisites and retirement benefits) are not included in our TDC formula because the comparison survey information does not include these items. While these other elements are not benchmarked against survey data, they are reviewed and approved by our Compensation Committee. In addition, we consider other factors besides our benchmarking analysis when determining the appropriate total compensation level for our executive officers, including the tenure, responsibilities and experience levels of the officers, as well as the compensation of the officers relative to one another.

The TCC and TDC of our named executive officers are each targeted at the 75th percentile of the corresponding categories of compensation for comparable positions in the comparison surveys. For benchmarking purposes, we include target AIC and LTI payouts in the TCC and TDC formulas. Therefore, the actual compensation paid may vary widely from the targeted 75th percentile in the short term because compensation earned under the AIC and LTI programs is variable and commensurate with the level of achievement of aggressive pre-established financial performance goals. When we achieve superior results, we reward our executives accordingly under the terms of these programs. Conversely, when we fall short of our business objectives, payments under these variable programs decrease accordingly.

Pay for Performance.  Our executive compensation program is intended not only to retain and attract highly qualified and effective managers, but also to motivate them to substantially contribute to FedEx’s future success for the long-term benefit of shareowners and reward them for doing so. Accordingly, we believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and our executive compensation program reflects this belief. In particular, AIC payments, LTI payments and stock options represent a significant portion of our executive compensation program, and this variable compensation is “at risk” and directly dependent upon the achievement of pre-established corporate goals or stock price appreciation.

•	AIC payouts are tied to meeting aggressive business plan goals for consolidated pre-tax income and segment operating profit. For example, even though the company’s fiscal 2007 performance improved year-over-year, AIC payouts for 2007 were lower than for 2006.

•	LTI payouts are tied to meeting aggregate earnings-per-share (“EPS”) goals over a three-fiscal-year period. Our fiscal 2007 LTI payouts were relatively high because the company’s financial performance has been particularly strong for the past few years. By contrast, no LTI compensation was paid earlier in the decade (in 2001, 2002 and 2003) because corporate EPS goals were not met for the relevant years.

•	Because the exercise price of stock options granted under our equity incentive plans is equal to the fair market value of our common stock on the date of grant, the options have value to the executive only if the stock price appreciates.

In summary, our philosophy is to (i) closely align the compensation paid to our executives with the performance of the company on both a short-term and long-term basis, and (ii) set aggressive performance goals that support the company’s core long-term financial goals of:

•	Growing revenue by 10% per year;

•	Achieving a 10%+ operating margin;

•	Increasing EPS by 10% to 15% per year;

•	Improving cash flow; and

•	Increasing returns, such as return on invested capital.

Our executive compensation is thus, in large measure, highly variable and directly linked in the planning process to the above goals and increases in the FedEx stock price over time.

The following chart illustrates for each named executive officer the allocation of fiscal 2007 target TDC between base salary and incentive and equity-based compensation elements:

Not only is our executive compensation program weighted towards variable, at-risk pay components, but we emphasize incentives that are dependent upon long-term corporate performance and stock price appreciation. These long-term incentives include LTI cash compensation and equity-based awards (stock options and restricted stock), and they comprise a significant portion of an executive officer’s total compensation. These incentives are designed to motivate and reward the executive officers for achieving long-term corporate financial performance goals and maximizing long-term shareowner value. These incentives also encourage the retention of the executive officers.

The following chart illustrates for each named executive officer the allocation of fiscal 2007 target TDC between long-term incentives (LTI, stock options and restricted stock, including the related tax reimbursement payment) and short-term components (base salary and AIC):

Align Management and Shareowner Interests.  We award stock options and restricted stock to create and maintain a long-term economic stake in the company for the officers, thereby aligning their interests with the interests of our shareowners.

In addition, as discussed below, payout under our LTI compensation program is dependent upon achievement of an aggregate EPS goal for a three-fiscal-year period. EPS was selected as the financial measure for the LTI plan because growth in our EPS strongly correlates to long-term stock price appreciation.

The following chart illustrates the relationship between FedEx’s EPS growth and stock price appreciation (based on the fiscal year-end stock price and adjusted for stock splits):

In order to encourage significant stock ownership by FedEx’s senior management, including the named executive officers, and to further align their interests with the interests of our shareowners, the Board of Directors has adopted a stock ownership goal for senior officers, which is included in FedEx’s Corporate Governance Guidelines. With respect to our executive officers, the goal is that within four years after being appointed to his or her position, each officer own FedEx shares valued at the following multiple of his or her annual base salary:

•	5x for the Chairman of the Board, President and Chief Executive Officer; and

•	3x for the other executive officers.

For purposes of meeting this goal, unvested restricted stock is counted, but unexercised stock options are not. Until the ownership goal is met, the officer is encouraged to retain (but is not required to do so) “net profit shares” resulting from the exercise of stock options. Net profit shares are the shares remaining after payment of the option exercise price and taxes owed upon the exercise of options.

As of July 30, 2007, each executive officer exceeded the stock ownership goal.

Role of the Compensation Committee, Its Compensation Consultant and the Chairman of the Board, President and Chief Executive Officer

Our Board of Directors is responsible for the compensation of our executive management. The purpose of the Board’s Compensation Committee, which is composed solely of independent directors, is to help discharge this responsibility by, among other things:

•	Reviewing and discussing with management the factors underlying our compensation policies and decisions, including overall compensation objectives;

•	Reviewing and approving all company goals and objectives (both financial and non-financial) relevant to the compensation of the Chairman of the Board, President and Chief Executive Officer;

•	Evaluating, together with the other independent directors, the performance of the Chairman of the Board, President and Chief Executive Officer in light of these goals and objectives and the quality and effectiveness of his leadership;

•	Recommending to the Board for approval by the independent directors each element of the compensation of the Chairman of the Board, President and Chief Executive Officer;

•	Reviewing the performance evaluations of all other members of executive management (the Chairman of the Board, President and Chief Executive Officer is responsible for the performance evaluations of the non-CEO executive officers); and

•	Reviewing and approving each element of the compensation, as well as the terms and conditions of employment, of these other members of executive management.

In furtherance of its responsibility, the Compensation Committee has retained an outside consultant (Towers Perrin) to assist the Committee in evaluating FedEx’s executive compensation. The consultant reports directly to the Committee, and the Committee has determined the consultant to be independent from FedEx. The consultant attends Committee meetings, reviews Committee materials and provides advice to the Committee upon its request. For example, the consultant updates the Committee on trends and issues in executive compensation and comments on the competitiveness and reasonableness of FedEx’s executive compensation program. The consultant also assists the Committee in the development and review of FedEx’s AIC and LTI compensation programs, including commenting on performance measures and the goal-setting process.

The Chairman of the Board, President and Chief Executive Officer, who attends most meetings of the Compensation Committee, assists the Committee in determining the compensation of all other executive officers by, among other things:

•	Setting the base salaries of the other executive officers within limits established by the Committee;

•	Establishing annual individual performance objectives for the other executive officers and evaluating their performance against such objectives (the Committee reviews these performance evaluations); and

•	Making recommendations, from time to time, for special stock option and restricted stock grants (e.g., for motivational or retention purposes) to other executive officers.

The other executive officers do not have a role in determining their own compensation, other than discussing their annual individual performance objectives with the Chairman of the Board, President and Chief Executive Officer.

Description of Compensation Elements

Base Salary

As discussed above, we believe that a significant portion of executive compensation should be based upon the company’s financial and stock price performance — that is, “at risk.” Through our approach to base salary, we attempt to strike an appropriate balance. Accordingly, the annual base salaries of the named executive officers are targeted at the 50th percentile for comparable positions in the two comparison surveys described above. Targeting the median level for base salary allows us to allocate a larger portion of total compensation to variable performance-based compensation elements (since TDC is targeted at the 75th percentile), but still provide enough fixed pay in cash to retain and attract highly marketable executives in a competitive market for executive talent.

The base salary of each named executive officer is reviewed and adjusted at least annually to reflect, among other things:

•	varying levels of experience and responsibilities;

•	individual competencies, skills and contributions;

•	executive compensation survey data for base salaries for comparable positions;

•	the internal salary ranges for the officer’s level;

•	individual performance; and

•	internal equity issues.

The independent members of the Board, upon the recommendation of the Compensation Committee, approve any changes to Mr. Smith’s base salary. Mr. Smith approves any changes to the base salaries of the other named executive officers within limits established by the Compensation Committee.

Chairman of the Board, President and Chief Executive Officer.  Effective June 2006, the independent Board members approved an ad hoc base salary increase of 2% for Mr. Smith based upon CEO compensation market data. Effective July 2006, the independent Board members approved an annual increase of 3.5% to Mr. Smith’s base salary.

Other Named Executive Officers.  Effective June 2006, Mr. Graf received an ad hoc base salary increase of 8% based upon CFO total compensation market data, and Messrs. Carter and Glenn each received ad hoc base salary increases of 3% based upon their increased responsibilities. Effective July 2006, each non-CEO named executive officer received an annual base salary increase of 3.5%.

Cash Payments Under Annual Incentive Compensation Plans

Our AIC program provides a cash bonus opportunity to our employees, including the named executive officers, at the conclusion of each fiscal year based upon the achievement of company financial and individual performance objectives established at the beginning of the year, as illustrated below:

The AIC program reflects our belief that a significant portion of an executive officer’s compensation should be “at risk” and directly dependent upon the achievement of pre-established performance goals. Target AIC payouts are established as a percentage of the executive officer’s base salary. Payouts above target levels are based upon above-target achievement of company financial performance objectives, rather than individual objectives; accordingly, the executive officer receives above-target payouts if and only if the company exceeds its financial performance goals. The maximum AIC payout represents three times the portion of the target payout that is based upon the achievement of company financial performance objectives (plus the portion of the target payout that is based upon the achievement of individual performance objectives).

The company performance factor is a pre-established multiplier that corresponds, on a sliding scale, to the percentage achievement of the applicable company financial performance target objective. The multiplier matrix for company performance factors is designed so that if the financial performance threshold is achieved but is less than target, the multiplier decreases exponentially based on the percentage achievement of the target objective. On the other hand, if the company exceeds its financial performance target objective, the multiplier increases exponentially (up to the maximum, as described above) based on the percentage that such goal is exceeded.

The fiscal 2007 AIC target payouts for the named executive officers, as a percentage of base salary, were as follows:

Named Executive Officer	Target Payout

F.W. Smith	130%
A.B. Graf, Jr.	90%
D.J. Bronczek	100%
T.M. Glenn	90%
R.B. Carter	90%
D.J. Sullivan	80%

The following table illustrates for our named executive officers the fiscal 2007 AIC formulas and total AIC payout opportunities (as a percentage of the target payout described above):

Allocation of Goals

	Individual			Consolidated			Segment
	Objectives			Pre-Tax Profit			Operating Profit			Payout Opportunity
	Target	Maximum	+	Target	Maximum	+	Target	Maximum	=	Target	Maximum

FedEx Corporation CEO	–	–		100%	300%		–	–		100%	300%
FedEx Corporation EVPs	30%	30%		70%	210%		–	–		100%	240%
FedEx Express CEO	30%	30%		40%	120%		30%	90%		100%	240%
FedEx Ground CEO	30%	30%		40%	120%		30%	90%		100%	240%

Chairman of the Board, President and Chief Executive Officer.  Mr. Smith’s AIC payout is tied to the achievement of corporate objectives for consolidated pre-tax income for the fiscal year, which are based on the corporate business plan for the year. Mr. Smith’s threshold (minimum) AIC payout is zero. His target AIC payout is set as a percentage of his base salary, and his maximum AIC payout is set as a multiple of the target payout. The independent members of the Board of Directors, upon the recommendation of the Compensation Committee, approve these percentages. The actual AIC payout ranges, on a sliding scale, from the threshold to the maximum based upon the performance of the company against the consolidated pre-tax income objectives.

In addition, the independent Board members, upon the recommendation of the Compensation Committee, may adjust this amount upward or downward based on their annual evaluation of Mr. Smith’s performance, including the quality and effectiveness of his leadership and the following corporate performance measures:

•	FedEx’s stock price performance relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average and the Dow Jones Industrial Average;

•	FedEx’s revenue and operating income growth relative to competitors;

•	FedEx’s cash flow;

•	FedEx’s return on invested capital;

•	FedEx’s U.S. revenue market share; and

•	FedEx’s reputation rankings by various publications and surveys.

None of these factors is given any particular weight in determining whether to adjust Mr. Smith’s bonus amount.

Non-CEO Named Executive Officers.  FedEx Corporation executive vice presidents, including Messrs. Graf, Glenn and Carter, participate in the AIC plan for corporate employees, and presidents and chief executive officers of FedEx operating segments, including Messrs. Bronczek and Sullivan (until his retirement), participate in the AIC plan for their respective segment. Under these plans, the AIC payout is tied to the achievement of (i) individual objectives established at the beginning of the fiscal year for each executive (30% of the target payout), and (ii) company objectives for financial performance for the fiscal year (70% of the target payout). The threshold (minimum) AIC payout is zero. The target AIC payout is set as a percentage of the executive’s base salary, and the maximum AIC payout is set as a multiple of the target payout (the Compensation Committee approves these percentages). The actual AIC payout ranges, on a sliding scale, from the threshold to the maximum based upon the performance of the individual and the company against the objectives.

The achievement level of each non-CEO named executive officer’s individual objectives was based on Mr. Smith’s evaluation at the conclusion of the fiscal year, which is reviewed by the Compensation Committee. The company objectives for financial performance are based upon the corporate business plan for the year.

Discussion of Individual and Company Objectives.  Individual performance objectives for the non-CEO named executive officers vary by management level and by operating segment and include (but are not limited to):

•	Provide leadership to support the achievement of financial goals;

•	Support and develop key strategic initiatives;

•	Maintain the highest standards of corporate governance; and

•	Support diversity for our customers, our employees and our community.

Individual performance objectives are designed to further the company’s business objectives. Achievement of individual performance objectives is generally within each officer’s control or scope of responsibility, and the objectives are intended to be achieved with an appropriate level of effort and effective leadership by the officer.

As an example of our commitment to compete collectively and manage collaboratively, the AIC payout for all named executive officers, including the operating segment CEOs, is tied to the performance of FedEx as a whole — consolidated pre-tax income. We use consolidated pre-tax income as the only corporate performance measure for FedEx Corporation employees, including Messrs. Smith, Graf, Glenn and Carter, because corporate employees have broad responsibilities for financing and other non-operating decisions and are held accountable for those decisions.

As an example of our commitment to operate independently, the fiscal 2007 AIC payout for operating segment CEOs, including Messrs. Bronczek and Sullivan, was tied in part to the operating income of their respective operating segments. We measured segment performance against operating income objectives because segment operating income is largely controllable by the segment CEO.

While the fiscal 2007 operating segment AIC plans had both consolidated pre-tax income (40% of the target payout) and the respective segment’s operating income (30% of the target payout) as company performance measures, consolidated pre-tax income will be the only company performance measure for all fiscal 2008 AIC plans, including the operating segment plans. This change reflects our desire to focus all of our executives and employees on the performance of FedEx as a whole given our uncertainty about the strength of the economy during fiscal 2008.

AIC objectives for company financial performance are based upon our business plan for the fiscal year, which is reviewed and approved by the Board of Directors. Consistent with our long-term focus, we measure performance against our business plan, rather than a stipulated growth rate or an average of growth rates from prior years, to account for short-term economic and competitive conditions and anticipated strategic investments that may have short-term profit implications. We address year-over-year improvement targets through our LTI compensation plans, as discussed below. Our business planning process is extremely thorough and sets aggressive goals that are intended to result in superior company performance. Accordingly, the AIC program targets strong financial performance.

Fiscal 2007 AIC Performance and Payouts.  The following table presents target and actual FedEx consolidated pre-tax income and FedEx Express and FedEx Ground segment operating income for fiscal 2007 (in millions):

Performance Measure	Target	Actual

Consolidated Pre-Tax Income	$3,345	$3,215
FedEx Express Segment Operating Income	2,092	1,955
FedEx Ground Segment Operating Income	815	813

Based upon the company’s actual performance and each officer’s achievement of individual performance objectives, payouts to the named executive officers under the fiscal 2007 AIC plans were as follows (compared to the target payouts):

	Target	Actual
Named Executive Officer	AIC Payout	AIC Payout

F.W. Smith	$1,819,802	$1,397,851
A.B. Graf, Jr.	785,030	675,911
D.J. Bronczek	910,872	703,193
T.M. Glenn	697,550	588,035
R.B. Carter	640,516	528,426
D.J. Sullivan*	421,047	383,153

*	Mr. Sullivan, who retired on December 31, 2006, received a prorated payout based on the proportion of the 2007 fiscal year during which he was employed.

Cash Payments Under Long-Term Incentive Compensation Program

The LTI program provides a long-term cash payment opportunity to members of management, including the named executive officers, based upon achievement of aggregate EPS goals for the preceding three-fiscal-year period. The LTI plan design provides for payouts that correspond to specific EPS goals established by the Board of Directors. The EPS goals represent total growth in EPS (over a base year) for the three-year term of the LTI plan.

The following chart illustrates the relationship between EPS growth and payout:

Over its twelve-year history, the LTI program has paid out at an average of 101% of target. As illustrated by the above chart, the LTI program provides for target payouts if the three-year average annual EPS growth rate is 12.5% and maximum payouts (equal to 150% of the target payouts) if the growth rate is 15% or higher. Our LTI target three-year average annual EPS growth rate has always been 12.5%, which substantially exceeds the average annual EPS growth rate over the past ten years of the companies in the comparison surveys discussed previously. We set an aggressive target growth rate to motivate management to achieve exceptional results. On the other hand, we believe that a compensation program that frequently fails to pay out loses its motivating power. Accordingly, we still make payouts under the LTI program for below-target achievement. No LTI payment is made, however, unless the three-year average annual EPS growth is at least 5%.

Fiscal 2007 LTI Performance and Payouts.  In July 2007, maximum payouts were awarded under the LTI program to all eligible participants, including the named executive officers, because FedEx’s performance significantly exceeded the aggregate EPS target for the three-year period ended May 31, 2007. In particular, aggregate EPS for the period was $17.03, compared to the plan’s aggregate EPS target of $12.70.

The following table sets forth for each named executive officer the target and actual payouts under the FY2005-2007 LTI plan, which was established by the Board of Directors in 2004:

Named Executive Officer	Target LTI Payout	Actual LTI Payout

F.W. Smith	$2,250,000	$3,375,000
A.B. Graf, Jr.	750,000	1,125,000
D.J. Bronczek	1,000,000	1,500,000
T.M. Glenn	750,000	1,125,000
R.B. Carter	750,000	1,125,000
D.J. Sullivan*	516,000	774,000

*	Mr. Sullivan, who retired on December 31, 2006, received a prorated payout based on the proportion of the three-year period during which he was employed.

LTI Payout Opportunities.  The Board of Directors has established LTI plans for the three-fiscal-year periods 2006 through 2008 and 2007 through 2009, providing cash payment opportunities for fiscal 2008 and 2009, respectively, if certain EPS goals are achieved with respect to those periods. The following table sets forth the aggregate EPS targets under these two plans:

Performance Period	Aggregate EPS Target

FY2006-FY2008	$18.00
FY2007-FY2009	22.24

The following table sets forth the threshold (minimum), target and maximum payouts for the named executive officers under these two plans:

		Estimated Future Payouts
	Performance	Threshold	Target	Maximum
Name	Period	($)	($)	($)

F.W. Smith	FY2006-FY2008	625,000	2,500,000	3,750,000
	FY2007-FY2009	875,000	3,500,000	5,250,000

A.B. Graf, Jr.	FY2006-FY2008	187,500	750,000	1,125,000
	FY2007-FY2009	300,000	1,200,000	1,800,000

D.J. Bronczek	FY2006-FY2008	250,000	1,000,000	1,500,000
	FY2007-FY2009	375,000	1,500,000	2,250,000

T.M. Glenn	FY2006-FY2008	187,500	750,000	1,125,000
	FY2007-FY2009	300,000	1,200,000	1,800,000

R.B. Carter	FY2006-FY2008	187,500	750,000	1,125,000
	FY2007-FY2009	300,000	1,200,000	1,800,000

D. J. Sullivan*	FY2006-FY2008	92,167	368,666	553,000
	FY2007-FY2009	48,333	193,333	290,000

*	Mr. Sullivan, who retired on December 31, 2006, is eligible for payouts under each of these plans based on the proportion of the applicable three-fiscal-year period during which he was employed.

Long-Term Equity Incentives — Stock Options and Restricted Stock

Our equity-based compensation, which is provided in the form of stock options and restricted stock, is intended to align the interests of executive officers with shareowner interests and ensure that the executive officers have a continuing stake in the long-term success of FedEx. The equity awards encourage and facilitate significant ownership of FedEx stock by executive officers, which creates a direct link between compensation and long-term shareowner return.

Amount.  We include the total value of all equity-based awards (including tax reimbursement payments for restricted stock awards, as discussed below) in our calculation of TDC, and we target the TDC of the named executive officers at the 75th percentile of the TDC for comparable positions in the comparison surveys. Accordingly, the number of stock options and restricted shares awarded varies from year to year. For example, over the past few years, as our stock price and the value of our stock option awards have increased, the number of options awarded to our executives has decreased.

In determining the number of option shares and shares of restricted stock to award to executive officers each year, the Compensation Committee also considers the officer’s position and level of responsibility, the total number of shares then available to be granted and potential shareowner dilution. Other factors that the Compensation Committee may consider with respect to stock option and restricted stock awards include the promotion of an officer to a more senior position or the desire to retain a valued executive or recognize a particular officer’s contributions. None of these factors is given any particular weight and the specific factors used may vary among individual executives.

Timing.  In awarding equity-based compensation, we do not consider, nor have we ever considered, the price of FedEx’s common stock (except to determine the value of the awards when calculating TDC for benchmarking purposes, as discussed above) or the timing of the release of material, non-public information about the company. Stock option and restricted stock awards are generally made on an annual basis to executive officers. For the past two years, the grant date for the annual grant has been the first business day of our fiscal year, which begins in June, and the Compensation Committee approved the annual grant at a regularly scheduled meeting that occurred in late May.

When the Compensation Committee approves a special grant outside of the annual-grant framework, such grants are made at a regularly scheduled meeting and the grant date of the awards is the approval date or the next business day, if the meeting does not fall on a business day. If the grant is made in connection with the promotion of an individual or the election of an officer, the grant date may be the effective date of the individual’s promotion or the officer’s election, if such effective date is after the approval date.

Pricing.  The exercise price of stock options granted under our equity incentive plans is equal to the fair market value of FedEx’s common stock on the date of grant. This design encourages executive officers to focus on the enhancement of long-term shareowner value. Under the terms of our equity incentive plans, the fair market value on the grant date is defined as the average of the high and low trading prices of FedEx’s stock on the New York Stock Exchange on that day. We believe this methodology is the most equitable method for determining the exercise price of our stock option awards given the intra-day price volatility often shown by our stock.

Vesting.  Stock options and restricted stock granted to executive officers generally vest ratably over four years beginning on the first anniversary of the grant date. This four-year vesting period is intended to further encourage the retention of the executive officers, since unvested stock options and restricted stock are forfeited upon termination of the officer’s employment for any reason other than death, permanent disability or retirement. In addition, unvested stock options granted on or after June 1, 2006 terminate upon the officer’s retirement.

Tax Reimbursement Payments for Restricted Stock Awards.  FedEx pays the taxes resulting from a restricted stock award on behalf of the recipient. This prevents the need for the officer to sell a portion of a stock award to pay the corresponding tax obligation. As described above, the Compensation Committee considers the amount of this “tax gross-up” in its determination of the recipient’s TDC for purposes of our benchmarking analysis. Therefore, absent the provision to gross up the taxes on these awards, the officers would receive a larger number of shares in each award.

Voting and Dividend Rights on Restricted Stock.  Holders of restricted shares are entitled to vote and receive any dividends on such shares. The dividend rights are included in the computation of the value of the restricted stock award for purposes of determining the recipient’s total compensation.

Fiscal 2007 Awards.  On June 1, 2006, the named executive officers were granted stock option and restricted stock awards as follows:

	Number of		Number of Shares
Name	Stock Options		of Restricted Stock

F.W. Smith	200,000		–
A.B. Graf, Jr.	33,155		6,145
D.J. Bronczek	27,540		7,901
T.M. Glenn	20,655		6,145
R.B. Carter	20,655		6,145
D.J. Sullivan	13,770	(1)	5,267	(2)

(1)	These options were forfeited upon Mr. Sullivan’s retirement.

(2)	In connection with Mr. Sullivan’s retirement, the restrictions applicable to these shares lapsed on June 1, 2007, in accordance with the terms of FedEx’s restricted stock plans.

As in previous years, at the request of Mr. Smith and in light of his significant stock ownership, the Compensation Committee did not award him any restricted stock. Instead, his equity awards were in the form of stock options, which have value only as the stock price increases from the date of grant.

Other Elements of Executive Compensation

Perquisites, Tax Reimbursement Payments and Other Annual Compensation.  FedEx’s named executive officers receive certain other annual compensation, including:

•	certain perquisites and other personal benefits, such as personal use of corporate aircraft, security services and equipment, tax return preparation and financial counseling services and physical examinations;

•	umbrella insurance, group term life insurance and matching 401(k) contributions; and

•	tax reimbursement payments relating to restricted stock awards, certain business-related use of corporate aircraft and certain perquisites, umbrella insurance premiums and benefits accrued under our supplemental non-tax-qualified pension plan using the cash balance formula.

The Compensation Committee reviews and approves each of these elements of compensation, and all of the independent directors approve each element as it relates to Mr. Smith. The Committee also reviews and approves FedEx’s policies and procedures regarding perquisites and other personal benefits and tax reimbursement payments, including:

•	FedEx’s written policy setting forth guidelines and procedures regarding personal use of FedEx corporate aircraft; and

•	FedEx’s executive security procedures, which (i) prescribe the level of personal security to be provided to the named executive officers, and (ii) have been assessed by an independent security consulting firm and deemed necessary for the protection of the officers.

We believe this other compensation serves the beneficial purpose of retaining and attracting the executives and allowing them to work more productively. The Compensation Committee reviews the type and amount of this other compensation in light of best practices to ensure they remain appropriate and consistent with the overall executive compensation program. As an example, during fiscal 2007 the Committee amended the company’s policy on personal use of corporate aircraft to require the officers to reimburse FedEx for substantially all of the incremental cost to FedEx of such usage.

Post-Employment Compensation.  While none of FedEx’s named executive officers has an employment agreement, they are entitled to receive certain payments and benefits upon termination of employment or a change of control of FedEx, including:

•	Retirement benefits under FedEx’s pension plans, including a tax-qualified, defined benefit pension plan called the FedEx Corporation Employees’ Pension Plan and a supplemental non-tax-qualified plan called the FedEx Corporation Retirement Parity Pension Plan — which is designed generally to provide to the executives the additional benefits that would be paid under the tax-qualified plan but for certain benefit limits contained in the tax laws;

•	Accelerated vesting of restricted stock upon the executive’s retirement (at or after age 60), death or permanent disability or a change of control of FedEx;

•	Accelerated vesting of stock options upon the executive’s death or permanent disability or a change of control of FedEx; and

•	Lump sum cash payments and post-employment insurance coverage under the executives’ Management Retention Agreements (“MRAs”) upon a qualifying termination of the executive after a change of control of FedEx.

The Compensation Committee approves and recommends Board approval of all plans, agreements and arrangements that provide for these payments and benefits and reviews this post-employment compensation in light of best practices to ensure it remains appropriate. We believe this potential compensation serves the beneficial purpose of retaining and attracting the executives by providing them with a measure of financial security and stability. In addition, the MRAs are intended to secure the executives’ continued services in the event of any threat or occurrence of a change of control, which further aligns their interests with those of our shareowners when evaluating any such potential transaction.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (as recently clarified by IRS Notice 2007-49) limits the income tax deduction by FedEx for compensation paid to the Chief Executive Officer and the three other highest-paid executive officers (other than the Chief Financial Officer) to $1,000,000 per year, unless the compensation is “qualified performance-based compensation” or qualifies under certain other exceptions.

•	Mr. Smith’s base salary is not designed to meet the requirements of Section 162(m) and, therefore, is subject to the $1,000,000 deductibility limit.

•	FedEx’s equity compensation plans satisfy the requirements of Section 162(m) with respect to stock options, but not with respect to restricted stock awards. Accordingly, compensation recognized by the four highest-paid executive officers (excluding Mr. Graf) in connection with stock options is fully deductible, but compensation with respect to restricted stock awards is subject to the $1,000,000 deductibility limit.

•	FedEx’s AIC and LTI compensation plans do not meet all of the conditions for qualification under Section 162(m). Compensation received by the four highest paid executive officers (excluding Mr. Graf) under each of these plans is subject, therefore, to the $1,000,000 deductibility limit.

We do not require all of our compensation programs to be fully deductible under Section 162(m) because doing so would restrict our discretion and flexibility in designing competitive compensation programs to promote varying corporate goals. We believe that our Board of Directors should be free to make compensation decisions to further and promote the best interests of our shareowners, rather than to qualify for corporate tax deductions. In fiscal 2007, we incurred approximately $5 million of additional tax expense as a result of the Section 162(m) deductibility limit for compensation paid to the Chief Executive Officer and the three other highest-paid executive officers (other than Mr. Graf).

EXECUTIVE COMPENSATION

In this section we provide certain tabular and narrative information regarding the compensation of our principal executive and financial officers, our three other most highly compensated executive officers and Daniel J. Sullivan (who retired as President and Chief Executive Officer of FedEx Ground on December 31, 2006) for the fiscal year ended May 31, 2007. For additional information regarding compensation of the named executive officers, see “Compensation Discussion and Analysis” on page 21.

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Frederick W. Smith	2007	1,393,931	–	5,865,196	4,772,851	4,013,612	969,764	17,015,354
Chairman, President and Chief Executive Officer (Principal Executive Officer)

Alan B. Graf, Jr.	2007	869,798	1,144,247	952,266	1,800,911	1,716,644	646,906	7,130,772
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

David J. Bronczek	2007	908,305	1,315,507	1,131,664	2,203,193	2,332,755	668,600	8,560,024
President and Chief Executive Officer – FedEx Express

T. Michael Glenn	2007	772,872	933,500	852,551	1,713,035	1,438,519	540,942	6,251,419
Executive Vice President, Market Development and Corporate Communications

Robert B. Carter	2007	709,678	933,500	852,551	1,653,426	780,422	531,692	5,461,269
Executive Vice President, FedEx Information Services and Chief Information Officer

Daniel J. Sullivan(5)	2007	523,766	2,202,561	803,738	1,157,153	1,061,282	889,960	6,638,460
Former President and Chief Executive Officer – FedEx Ground

(1)	The amounts included in these columns reflect the value of restricted stock and option awards that were recognized as an expense for financial statement reporting purposes in fiscal 2007, calculated pursuant to Statement of Financial Accounting Standards (“FAS”) 123R, “Share-Based Payment,” excluding, however, any estimate of forfeitures. Accordingly, the columns include amounts relating to awards granted during and prior to fiscal 2007. The entire value of any stock award granted on or after June 1, 2006 (the date of our adoption of FAS 123R) to a retirement-eligible named executive officer is recognized as an expense in the year of grant. Otherwise, the expense is recognized over the shorter of the four-year vesting period or the period ending at the point in the vesting period when the officer becomes eligible for retirement.

The following table sets forth each stock and option award represented in these columns and the amount included for each such award. Assumptions used in the calculation of these amounts are included in note 9 to the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended May 31, 2007.

	Stock Awards			Option Awards
					Total Number
		Total			of Shares
		Number of	Amount		Underlying	Amount
		Shares	Included		Options	Included
	Date of	Awarded	in Fiscal 2007	Date of	Awarded	in Fiscal 2007
Name	Award	(#)	($)	Award	(#)	($)

F.W. Smith	–	–	–	6/3/2002	375,000	13,179
				6/2/2003	250,000	1,095,088
				6/1/2004	325,000	1,560,600
				6/1/2005	250,000	1,593,653
				6/1/2006	200,000	1,602,676

						5,865,196

A.B. Graf, Jr.	8/14/2002	9,000	45,402	6/3/2002	45,000	1,347
	8/14/2003	7,443	199,986	6/2/2003	65,000	264,244
	7/12/2004	6,145	196,315	6/1/2004	38,250	189,446
	6/1/2005	6,145	220,836	6/1/2005	34,425	225,532
	6/1/2006	6,145	481,708	6/1/2006	33,155	271,697

			1,144,247			952,266

D.J. Bronczek	8/14/2002	12,000	60,536	6/3/2002	60,000	1,885
	8/14/2003	9,924	266,648	6/2/2003	85,000	354,065
	7/12/2004	7,901	252,414	6/1/2004	51,000	250,421
	6/1/2005	7,901	283,942	6/1/2005	45,900	298,362
	6/1/2006	7,901	451,967	6/1/2006	27,540	226,931

			1,315,507			1,131,664

T.M. Glenn	8/14/2002	9,000	45,402	6/3/2002	45,000	1,347
	8/14/2003	7,443	199,986	6/2/2003	65,000	264,244
	7/12/2004	6,145	196,315	6/1/2004	38,250	189,446
	6/1/2005	6,145	220,836	6/1/2005	34,425	225,532
	6/1/2006	6,145	270,961	6/1/2006	20,655	171,982

			933,500			852,551

R.B. Carter	8/14/2002	9,000	45,402	6/3/2002	45,000	1,347
	8/14/2003	7,443	199,986	6/2/2003	65,000	264,244
	7/12/2004	6,145	196,315	6/1/2004	38,250	189,446
	6/1/2005	6,145	220,836	6/1/2005	34,425	225,532
	6/1/2006	6,145	270,961	6/1/2006	20,655	171,982

			933,500			852,551

D.J. Sullivan*	8/14/2002	8,000	42,022	6/3/2002	30,000	809
	8/14/2003	6,616	231,365	6/2/2003	37,500	141,511
	7/12/2004	5,267	366,073	6/1/2004	25,500	231,106
	6/1/2005	5,267	592,988	6/1/2005	22,950	430,312
	6/1/2006	5,267	970,113	6/1/2006	13,770	0

			2,202,561			803,738

*	The entire June 1, 2006 option award to Mr. Sullivan was forfeited upon his retirement. All other previously awarded unvested stock options held by Mr. Sullivan, however, will continue to vest according to the terms of the award after his retirement. The expense associated with those awards, however, was fully recognized in fiscal 2007. In addition, the restrictions applicable to Mr. Sullivan’s June 1, 2006 stock award lapsed on June 1, 2007, and the restrictions applicable to Mr. Sullivan’s other shares of restricted stock lapsed upon his retirement.

(2)	Reflects cash payouts under FedEx’s fiscal 2007 annual and FY05-FY07 long-term incentive compensation plans, as follows (see pages 27-32 for further discussion of these plans and payouts):

	FY07	FY05-FY07	Total Non-Equity Incentive
Name	AIC Payout	LTI Payout	Plan Compensation

F.W. Smith	$1,397,851	$3,375,000	$4,772,851
A.B. Graf, Jr.	675,911	1,125,000	1,800,911
D.J. Bronczek	703,193	1,500,000	2,203,193
T.M. Glenn	588,035	1,125,000	1,713,035
R.B. Carter	528,426	1,125,000	1,653,426
D.J. Sullivan*	383,153	774,000	1,157,153

*	Mr. Sullivan, who retired on December 31, 2006, received payouts under each of these plans based on the proportion of the applicable period during which he was employed.

(3)	Reflects the actuarial increase in the present value of the named executive officer’s benefits under all pension plans sponsored by FedEx. These amounts were determined using assumptions (e.g., for interest rates and mortality rates) consistent with those used in the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended May 31, 2007. The amount shown for Mr. Sullivan reflects the actuarial increase in the present value of his pension plan benefits through December 31, 2006, the date of his retirement.

(4)	Includes:

• the aggregate incremental cost to FedEx of providing perquisites and other personal benefits;

• umbrella insurance premiums paid on the officer’s behalf;

• group term life insurance premiums paid by FedEx (and with respect to Mr. Sullivan, long-term disability insurance premiums paid by FedEx);

• company matching contributions under 401(k) plans; and

•      tax reimbursement payments relating to restricted stock awards, certain business-related use of corporate aircraft and certain perquisites, umbrella insurance premiums and benefits accrued under our supplemental non-tax-qualified pension plan using the cash balance formula.

The following table shows the amounts included for each such item:

	Perquisites				Company
	and Other	Umbrella	Life		Contributions	Tax
	Personal	Insurance	Insurance		Under	Reimbursement
Name	Benefits	Premiums	Premiums		401(k) Plans	Payments	Other		Total

F.W. Smith	$797,354	$2,875	$2,520		$ –	$167,015	$–		$969,764
A.B. Graf, Jr.	205,460	2,875	2,520		500	435,551	–		646,906
D.J. Bronczek	113,165	2,875	2,520		500	549,540	–		668,600
T.M. Glenn	91,063	2,875	2,520		500	443,984	–		540,942
R.B. Carter	103,069	2,875	2,520		500	422,728	–		531,692
D.J. Sullivan	103,852	2,875	1,465	(a)	–	437,462	344,306	(b)	889,960

(a)	Includes $987 of group term life insurance premiums and $478 of long-term disability insurance premiums.

(b)	Includes $181,610 of compensation for services rendered under the consulting agreement referred to in note 5 below, which is discussed further under the caption “Consulting Agreement and Non-Competition Agreement with Daniel J. Sullivan — Consulting Agreement”

on page 56. Also includes $103,703 of compensation representing (i) the aggregate incremental cost of retirement gifts for Mr. Sullivan ($60,490), and (ii) related tax reimbursement payments ($43,213). Also includes $58,993 of unused vacation pay.

During fiscal 2007, FedEx provided the following perquisites and other personal benefits to the named executive officers:

•	Personal use of corporate aircraft: FedEx maintains a fleet of corporate aircraft that is used primarily for business travel by FedEx employees. FedEx has a written policy that sets forth guidelines and procedures regarding personal use of FedEx corporate aircraft. Effective March 1, 2007, the policy requires officers to pay FedEx two times the cost of fuel for personal trips, plus applicable passenger ticket taxes and fees. These payments are intended to approximate the incremental cost to FedEx of personal corporate aircraft usage. Beginning in fiscal 2006 and through February 28, 2007, the policy allowed personal use of FedEx corporate aircraft by the named executive officers and their family members and guests without charge, subject to various annual caps.

•	Mr. Smith is not required to pay FedEx for any travel on corporate aircraft by his family members or guests when they are accompanying him and he is on business travel. Mr. Smith is required to pay FedEx, however, for any personal travel by him and any personal travel by his family members or guests when they are accompanying him and he is on personal travel or when they are traveling without him.

•	Compensation is included in the table above for personal corporate aircraft travel (which for this purpose includes travel to attend a board or stockholder meeting of an outside company or entity for which the officer serves as a director or trustee) by a named executive officer and his family members and guests to the extent, if any, that the aggregate incremental cost to FedEx of all such travel exceeds the amount the officer paid FedEx for such travel. The incremental cost to FedEx of personal use of corporate aircraft is calculated based on the variable operating cost to FedEx, which includes the cost of fuel, aircraft maintenance, crew travel, landing fees, ramp fees and other smaller variable costs. Because FedEx corporate aircraft are used primarily for business travel, fixed costs that do not change based on usage, such as pilots’ salaries and purchase and lease costs, are excluded from this calculation.

•	In addition, when the aircraft are already flying to a destination for business purposes and the officers or their family members or guests ride along on the aircraft for personal travel, there is no additional variable operating cost to FedEx associated with the additional passengers, and thus no compensation is included in the table above for such personal travel. With the exception of Mr. Smith, the officer is still required to pay FedEx for such personal travel, however, if persons on business travel occupy less than 50% of the total available seats on the aircraft. The amount of such payment is a pro rata portion (based on the total number of passengers) of the fuel cost for the flight, multiplied by two, plus applicable passenger ticket taxes and fees.

•	For tax purposes, income is imputed to each named executive officer for personal travel and “business-related” travel (travel by the officer’s spouse or adult guest who accompanies the officer on a business trip for the primary purpose of assisting the officer with the business purpose of the trip) for the excess, if any, of the Standard Industrial Fare Level (SIFL) value of all such flights during a calendar year over the aggregate fuel payments made by the officer during that calendar year. Pursuant to FedEx’s executive security procedures, Mr. Smith is required to use FedEx corporate aircraft for all travel, including personal travel. Accordingly, FedEx reimburses Mr. Smith for taxes relating to any imputed income for his personal travel and the personal travel of his family members and guests when they are accompanying him. FedEx reimburses the other named executive officers for taxes relating to imputed income for business-related travel.

•	Security services and equipment: Pursuant to FedEx’s executive security procedures, the named executive officers are provided security services and equipment. To the extent the services and equipment are provided by third parties (e.g., home security system installation, maintenance and monitoring), we have included in the table above the amounts paid by FedEx for such services and equipment. For Mr. Smith, these amounts totaled $23,857. To the extent the security services are provided by FedEx employees, we have included amounts representing: (a) the number of hours of service provided to the officer by each such employee multiplied by (b) the total hourly compensation cost of the employee (including, among other things, pension and other benefit costs). For Mr. Smith, these amounts totaled $403,405.

•	Tax return preparation services: FedEx requires officers to have their income tax returns prepared by a qualified third party (other than our independent registered public accounting firm) and pays all reasonable and customary costs for such services. FedEx also makes tax reimbursement payments relating to the income imputed to the officers for these services.

•	Financial counseling services: FedEx reimburses officers for certain financial counseling services, subject to various caps. FedEx also makes tax reimbursement payments relating to the income imputed to the officers for these services.

•	Personal use of company cars/car allowance: FedEx does not provide vehicles to any of the named executive officers, except Mr. Smith. FedEx provides a midsize sport-utility vehicle to Mr. Smith for personal use. The vehicle manufacturer provides the vehicle to FedEx at no additional cost in consideration of the companies’ business relationship. Prior to January 22, 2007, FedEx provided two other vehicles to Mr. Smith for personal use. Those two vehicles were also provided to FedEx at no additional cost in consideration of FedEx’s business relationship with another vehicle manufacturer. Even though FedEx did not incur any actual monetary costs with respect to the vehicles, compensation is included in the table above for Mr. Smith in an amount equal to the fair market lease value of the vehicles (which is also the amount of income that was imputed to Mr. Smith for tax purposes) for the portion of fiscal 2007 during which he had them. In fiscal 2007, FedEx made tax reimbursement payments to Mr. Smith relating to the income imputed to him for the vehicles in calendar 2006. Beginning with the 2007 calendar year, however, FedEx will no longer make such tax reimbursement payments. While he was employed, Mr. Sullivan received a vehicle allowance.

•	Physical examinations: FedEx pays for officers to have comprehensive annual physical examinations.

•	Nominal hospitality gifts at company-sponsored events: FedEx occasionally provides officers with nominal hospitality gifts at FedEx-sponsored events.

The following table shows the amounts included in the table (the aggregate incremental cost to FedEx) for each such item:

					Personal Use
	Personal Use	Security	Tax Return	Financial	of Company
	of Corporate	Services and	Preparation	Counseling	Cars/Car
	Aircraft	Equipment	Services	Services	Allowance	Other	Total
Name	($)(a)	($)	($)	($)	($)	($)(b)	($)

F.W. Smith	234,427	427,262	64,883	37,383	31,997	1,402	797,354
A.B. Graf, Jr.	184,374	10,181	5,197	2,138	–	3,570	205,460
D.J. Bronczek	92,684	6,201	4,950	7,500	–	1,830	113,165
T.M. Glenn	37,649	6,488	33,825	10,692	–	2,409	91,063
R.B. Carter	81,292	4,713	2,850	7,500	–	6,714	103,069
D.J. Sullivan	68,127	570	–	27,960	4,057	3,138	103,852

(a)	Includes the following amounts for use of corporate aircraft to attend board or stockholder meetings of outside companies or organizations for which the officers serve as directors: Mr. Graf ($96,963); Mr. Bronczek ($3,475); Mr. Glenn ($23,958); Mr. Carter ($25,967); and Mr. Sullivan ($4,190).

(b)	Includes physical examinations and nominal hospitality gifts at company-sponsored events.

(5)	Mr. Sullivan retired on December 31, 2006. In connection with Mr. Sullivan’s retirement, he entered into a consulting agreement, which is discussed under the caption “Consulting Agreement and Non-Competition Agreement with Daniel J. Sullivan — Consulting Agreement” on page 56.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2007

The following table sets forth information regarding grants of plan-based awards made to the named executive officers during the fiscal year ended May 31, 2007:

							All Other	All Other
							Stock	Option			Grant
							Awards:	Awards:	Exercise		Date Fair
							Number	Number of	or Base	Closing	Value of
				Estimated Future Payouts Under			of Shares	Securities	Price of	Price on	Stock and
				Non-Equity Incentive Plan Awards			of Stock	Underlying	Option	Grant	Option
	Type of		Approval	Threshold	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Plan/Award	Grant Date	Date	($)	($)	($)	(#)	(#)	($/Sh)(1)	($/Sh)	($)(2)

F.W. Smith	Stock Option(3)	06/01/2006	05/25/2006				–	200,000	110.06	111.35	6,399,280
	FY07 AIC(4)			0	1,819,802	5,459,406
	FY07-FY09 LTI(5)			875,000	3,500,000	5,250,000

A.B. Graf, Jr.	Restricted Stock(6)	06/01/2006	05/25/2006				6,145				676,319
	Stock Option(3)	06/01/2006	05/25/2006					33,155	110.06	111.35	1,060,841
	FY07 AIC(4)			0	785,030	1,884,072
	FY07-FY09 LTI(5)			300,000	1,200,000	1,800,000

D.J. Bronczek	Restricted Stock(6)	06/01/2006	05/25/2006				7,901				869,584
	Stock Option(3)	06/01/2006	05/25/2006					27,540	110.06	111.35	881,181
	FY07 AIC(4)			0	910,872	2,186,093
	FY07-FY09 LTI(5)			375,000	1,500,000	2,250,000

T.M. Glenn	Restricted Stock(6)	06/01/2006	05/25/2006				6,145				676,319
	Stock Option(3)	06/01/2006	05/25/2006					20,655	110.06	111.35	660,886
	FY07 AIC(4)			0	697,550	1,674,120
	FY07-FY09 LTI(5)			300,000	1,200,000	1,800,000

R.B. Carter	Restricted Stock(6)	06/01/2006	05/25/2006				6,145				676,319
	Stock Option(3)	06/01/2006	05/25/2006					20,655	110.06	111.35	660,886
	FY07 AIC(4)			0	640,516	1,537,238
	FY07-FY09 LTI(5)			300,000	1,200,000	1,800,000

D.J. Sullivan	Restricted Stock(6)	06/01/2006	05/25/2006				5,267 (7)				579,686
	Stock Option(3)	06/01/2006	05/25/2006					13,770 (8)	110.06	111.35	440,590
	FY07 AIC(4)			0	421,047	1,010,513
	FY07-FY09 LTI(5)			48,333	193,333	290,000

(1)	The exercise price of the options granted to the individuals shown above was the fair market value of FedEx’s common stock (the average of the high and low prices of the stock on the New York Stock Exchange) on the date of grant.

(2)	Represents the full grant date fair value of each equity-based award, computed in accordance with FAS 123R.

(3)	Stock options granted to the named executive officers vest ratably over four years beginning on the first anniversary of the grant date. The options may not be transferred in any manner other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. See pages 33-34 for further discussion of stock option awards.

(4)	In May 2006, the Compensation Committee established these annual performance cash compensation plans, which provided a cash payment opportunity to the named executive officers at the conclusion of fiscal 2007. Payment amounts were based upon the achievement of company financial performance goals for fiscal 2007 and individual objectives established at the beginning of fiscal 2007 for each officer other than Mr. Smith. Mr. Sullivan, who retired on December 31, 2006, received a prorated payout based on the proportion of the 2007 fiscal year during which he was employed. See pages 27-30 for further discussion of these plans.

(5)	The Board of Directors established this long-term performance cash compensation plan in May 2006. The plan provides a long-term cash payment opportunity to the named executive officers at the conclusion of fiscal 2009 if FedEx achieves an aggregate earnings-per-share goal established by the Board with respect to the three-fiscal-year period 2007 through 2009. No amounts can be earned under the plan until 2009 because achievement of the earnings-per-share goal can only be determined following the conclusion of the three-fiscal-year period. The estimated individual future payouts under the plan are set dollar amounts ranging from threshold amounts, if the earnings-per-share goal achieved is less than target, up to maximum amounts, if the plan goal is substantially exceeded. There is no assurance that these estimated future payouts will be achieved. Mr. Sullivan, who retired on December 31, 2006, is eligible for a payout under the FY07-FY09 plan based on the proportion of the three-year-period during which he was employed. See pages 31-32 for further discussion of this plan.

(6)	Shares of restricted stock awarded to the named executive officers vest ratably over four years beginning on the first anniversary of the grant date. Holders of restricted shares are entitled to vote and receive any dividends paid on such shares. FedEx pays the taxes resulting from a restricted stock award on behalf of the recipient (these tax reimbursement payments are not included in the computation of the grant date fair value of the awards shown in the table above; the payments are reflected in “All Other Compensation” in the Summary Compensation Table on page 36). See pages 33-34 for further discussion of restricted stock awards.

(7)	In connection with Mr. Sullivan’s retirement, the restrictions applicable to these shares lapsed on June 1, 2007.

(8)	These options were forfeited upon Mr. Sullivan’s retirement.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2007

The following table sets forth for each named executive officer certain information about unexercised stock options and unvested shares of restricted stock held at the end of the fiscal year ended May 31, 2007:

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of
	Underlying	Underlying				Shares or		Market Value of
	Unexercised	Unexercised		Option		Units of Stock		Shares or Units of
	Options	Options		Exercise	Option	That Have		Stock That Have
	(#)	(#)		Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable(a)		($)	Date	(#)(a)		($)(b)

F.W. Smith	400,000	–		32.1250	01/27/2008
	300,000	–		31.9844	06/01/2008
	300,000	–		55.9375	06/01/2009
	300,000	–		36.0000	06/01/2010
	437,500	–		40.4900	06/01/2011
	375,000	–		53.7650	06/03/2012
	187,500	62,500	(1)	64.5300	06/02/2013
	162,500	162,500	(2)	72.8450	06/01/2014
	62,500	187,500	(3)	89.7000	06/01/2015
	–	200,000	(4)	110.0600	06/01/2016

A.B. Graf, Jr.	50,000	–		31.9844	06/01/2008
	40,000	–		55.9375	06/01/2009
	10,000	–		41.6563	01/21/2010
	40,000	–		36.0000	06/01/2010
	56,250	–		40.4900	06/01/2011
	45,000	–		53.7650	06/03/2012
	48,750	16,250	(5)	64.5300	06/02/2013
	19,125	19,125	(6)	72.8450	06/01/2014
	8,606	25,819	(7)	89.7000	06/01/2015
	–	33,155	(8)	110.0600	06/01/2016
						15,688	(9)	1,751,095

D.J. Bronczek	50,000			31.9844	06/01/2008
	40,000	–		55.9375	06/01/2009
	20,000	–		40.4688	12/07/2009
	12,600	–		41.6563	01/21/2010
	60,000	–		36.0000	06/01/2010
	72,531	–		40.4900	06/01/2011
	60,000	–		53.7650	06/03/2012
	63,750	21,250	(10)	64.5300	06/02/2013
	25,500	25,500	(11)	72.8450	06/01/2014
	11,475	34,425	(12)	89.7000	06/01/2015
	–	27,540	(13)	110.0600	06/01/2016
						20,259	(14)	2,261,310

T.M. Glenn	40,000	–		55.9375	06/01/2009
	10,000	–		41.6563	01/21/2010
	40,000	–		36.0000	06/01/2010
	56,250	–		40.4900	06/01/2011
	45,000	–		53.7650	06/03/2012
	48,750	16,250	(15)	64.5300	06/02/2013
	19,125	19,125	(16)	72.8450	06/02/2014
	8,606	25,819	(17)	89.7000	06/01/2015
	–	20,655	(18)	110.0600	06/01/2016
						15,688	(19)	1,751,095

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of
	Underlying	Underlying				Shares or		Market Value of
	Unexercised	Unexercised		Option		Units of Stock		Shares or Units of
	Options	Options		Exercise	Option	That Have		Stock That Have
	(#)	(#)		Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable(a)		($)	Date	(#)(a)		($)(b)

R.B. Carter	6,235	–		55.9375	06/01/2009
	14,211	–		36.0000	06/01/2010
	27,945	–		40.4900	06/01/2011
	22,233	–		53.7650	06/03/2012
	25,012	16,250	(20)	64.5300	06/02/2013
	9,749	19,125	(21)	72.8450	06/01/2014
	4,303	25,819	(22)	89.7000	06/01/2015
	–	20,655	(23)	110.0600	06/01/2016
						15,688	(24)	1,751,095

D.J. Sullivan	23,141	–		53.7650	06/03/2012
	28,125	9,375	(25)	64.5300	06/02/2013
	12,750	12,750	(26)	72.8450	06/01/2014
	5,737	17,213	(27)	89.7000	06/01/2015
						5,267	(28)	587,903

(a)	The following table sets forth the vesting dates of the options and restricted stock included in these columns:

		Date	Number

F. W. Smith	(1)	06/02/2007	62,500
	(2)	06/01/2007	81,250
		06/01/2008	81,250
	(3)	06/01/2007	62,500
		06/01/2008	62,500
		06/01/2009	62,500
	(4)	06/01/2007	50,000
		06/01/2008	50,000
		06/01/2009	50,000
		06/01/2010	50,000

A. B. Graf, Jr.	(5)	06/02/2007	16,250
	(6)	06/01/2007	9,562
		06/01/2008	9,563
	(7)	06/01/2007	8,606
		06/01/2008	8,606
		06/01/2009	8,607
	(8)	06/01/2007	8,288
		06/01/2008	8,289
		06/01/2009	8,289
		06/01/2010	8,289
	(9)	06/01/2007	3,072
		07/12/2007	1,536
		08/14/2007	1,861
		06/01/2008	3,072
		07/12/2008	1,537
		06/01/2009	3,073
		06/01/2010	1,537

		Date	Number

D. J. Bronczek	(10)	06/02/2007	21,250
	(11)	06/01/2007	12,750
		06/01/2008	12,750
	(12)	06/01/2007	11,475
		06/01/2008	11,475
		06/01/2009	11,475
	(13)	06/01/2007	6,885
		06/01/2008	6,885
		06/01/2009	6,885
		06/01/2010	6,885
	(14)	06/01/2007	3,950
		07/12/2007	1,975
		08/14/2007	2,481
		06/01/2008	3,950
		07/12/2008	1,976
		06/01/2009	3,951
		06/01/2010	1,976

T. M. Glenn	(15)	06/02/2007	16,250
	(16)	06/01/2007	9,562
		06/01/2008	9,563
	(17)	06/01/2007	8,606
		06/01/2008	8,606
		06/01/2009	8,607
	(18)	06/01/2007	5,163
		06/01/2008	5,164
		06/01/2009	5,164
		06/01/2010	5,164
	(19)	06/01/2007	3,072
		07/12/2007	1,536
		08/14/2007	1,861
		06/01/2008	3,072
		07/12/2008	1,537
		06/01/2009	3,073
		06/01/2010	1,537

R. B. Carter	(20)	06/02/2007	16,250
	(21)	06/01/2007	9,562
		06/01/2008	9,563
	(22)	06/01/2007	8,606
		06/01/2008	8,606
		06/01/2009	8,607
	(23)	06/01/2007	5,163
		06/01/2008	5,164
		06/01/2009	5,164
		06/01/2010	5,164
	(24)	06/01/2007	3,072
		07/12/2007	1,536
		08/14/2007	1,861
		06/01/2008	3,072
		07/12/2008	1,537
		06/01/2009	3,073
		06/01/2010	1,537

D. J. Sullivan	(25)	06/02/2007	9,375
	(26)	06/01/2007	6,375
		06/01/2008	6,375
	(27)	06/01/2007	5,738
		06/01/2008	5,737
		06/01/2009	5,738
	(28)	06/01/2007	5,267

(b)	Computed by multiplying the closing market price of FedEx’s common stock on May 31, 2007 (which was $111.62) by the number of shares.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2007

The following table sets forth for each named executive officer certain information about stock options that were exercised and restricted stock that vested during the fiscal year ended May 31, 2007:

	Option Awards				Stock Awards
	Number of				Number of
	Shares		Value		Shares	Value
	Acquired		Realized		Acquired	Realized
	on Exercise		on Exercise		on Vesting	on Vesting
Name	(#)		($)(1)		(#)	($)(2)

F.W. Smith	300,000		25,072,384		–	–
A.B. Graf, Jr.	–		–		7,183	752,184
D.J. Bronczek	–		–		9,431	986,539
T.M. Glenn	–		–		7,183	752,184
R.B. Carter	35,286	(3)	2,010,786	(3)	7,183	752,184
D.J. Sullivan	1,859		102,561		14,526	1,562,794

(1)	If the shares were sold immediately upon exercise, the value realized on exercise of an option is the difference between the actual sales price and the exercise price of the option. Otherwise, the value realized is the difference between the fair market value of FedEx’s common stock (the average of the high and low prices of the stock on the New York Stock Exchange) on the date of exercise and the exercise price of the option.

(2)	Represents the fair market value of the shares on the vesting date.

(3)	Of this total amount, 22,835 shares and realized value in the amount of $1,053,355 represent the exercise of options for which the economic benefit had been transferred to Mr. Carter’s former spouse pursuant to a domestic relations order.

FISCAL 2007 PENSION BENEFITS

The following table sets forth for each named executive officer certain information with respect to each plan that provides for payments or other benefits at, following or in connection with retirement, other than our stock option and restricted stock plans. For information regarding benefits triggered by retirement under our stock option and restricted stock plans, see pages 52-53.

		Number	Present
		of Years	Value of		Payments
		Credited	Accumulated		During
		Service	Benefit		Fiscal 2007
Name	Plan Name	(#)	($)(1)		($)

F.W. Smith	FedEx Corporation Employees’ Pension Plan	35	1,218,808		–
	FedEx Corporation Retirement Parity Pension Plan	35	27,100,770		–

A.B. Graf, Jr.	FedEx Corporation Employees’ Pension Plan	27	806,526		–
	FedEx Corporation Retirement Parity Pension Plan	27	7,911,321		–

D.J. Bronczek	FedEx Corporation Employees’ Pension Plan	31	840,372		–
	FedEx Corporation Retirement Parity Pension Plan	31	9,756,338		–

T.M. Glenn	FedEx Corporation Employees’ Pension Plan	26	719,633		–
	FedEx Corporation Retirement Parity Pension Plan	26	6,500,616		–

R.B. Carter	FedEx Corporation Employees’ Pension Plan	14	323,756		–
	FedEx Corporation Retirement Parity Pension Plan	14	2,645,107		–

D.J. Sullivan(2)	FedEx Corporation Employees’ Pension Plan	34	1,170,207		43,125
	FedEx Corporation Retirement Parity Pension Plan	34	1,683,936	(3)	11,465,117

(1)	Except with respect to Mr. Sullivan’s Parity Plan (as defined below) benefit, these amounts were determined using assumptions (e.g., for interest rates and mortality rates) consistent with those used in the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended May 31, 2007. The benefits are expressed as lump sum amounts, even though the benefits using the traditional pension benefit formula under the Pension Plan (as defined below) are not payable as a lump sum distribution. The present value of the accumulated benefit under the Parity Plan includes an amount to reflect FedEx’s practice of paying employment taxes on behalf of Parity Plan participants. This estimated employment tax amount, including the tax gross-up, equals 3.75% of the present value of the Parity Plan benefit excluding the Portable Pension Account (as defined below) benefit, for which employment taxes have already been paid.

(2)	Mr. Sullivan retired on December 31, 2006, and began receiving payments under the Pension Plan and Parity Plan during fiscal 2007.

(3)	This amount represents the remaining balance of Mr. Sullivan’s Parity Plan benefit, which will be paid in the first quarter of fiscal 2008.

Overview of Pension Plans

FedEx maintains a tax-qualified, defined benefit pension plan called the FedEx Corporation Employees’ Pension Plan (the “Pension Plan”). For 2007, the maximum compensation limit under a tax-qualified pension plan is $225,000. The Internal Revenue Code also limits the maximum annual benefits that may be accrued under a tax-qualified, defined benefit pension plan. In order to provide 100% of the benefits that would otherwise be denied certain management-level participants in the Pension Plan due to these limitations, FedEx also maintains a supplemental non-tax-qualified plan called the FedEx Corporation Retirement Parity Pension Plan (the “Parity Plan”). Benefits under the Parity Plan are general, unsecured obligations of FedEx.

Effective May 31, 2003, FedEx amended the Pension Plan and the Parity Plan to add a cash balance feature, which is called the Portable Pension Account. Eligible employees as of May 31, 2003 had the option to make a one-time election to accrue future pension benefits under either the cash balance formula or the traditional pension benefit formula. In either case, employees retained all benefits previously accrued under the traditional pension benefit formula and continued to receive the benefit of future compensation increases on benefits accrued as of May 31, 2003. All eligible employees hired after May 31, 2003 are only eligible to participate in the Portable Pension Account feature.

In February 2007, the Board of Directors approved changes to the Pension Plan and Parity Plan such that:

•	Effective June 1, 2008, eligible employees who participate in the Pension Plan and the Parity Plan, including all of the named executive officers (other than Mr. Sullivan), will accrue all future pension benefits under the Portable Pension Account, and those benefits will be payable after the employee retires or terminates employment from FedEx.

•	Benefits previously accrued under the Pension Plan and Parity Plan using the traditional pension benefit formula will be capped as of May 31, 2008, and those benefits will be payable beginning at retirement.

The Board also approved changes to FedEx’s tax-qualified, defined contribution 401(k) retirement savings plans, in which the named executive officers participate. The 401(k) plan changes include increasing the annual matching company contribution from $500 to 3.5% of eligible earnings beginning January 1, 2008. In order to provide 100% of the benefits that would otherwise be denied participants in the tax-qualified 401(k) plans due to certain limitations imposed by the federal tax laws, Parity Plan participants, including the named executive officers (other than Mr. Sullivan), will receive additional Portable Pension Account compensation credits equal to 3.5% of any eligible earnings above the maximum compensation limit for tax-qualified plans ($225,000 for 2007).

Traditional Pension Benefit

Under the traditional pension benefit formula, the Pension Plan and the Parity Plan provide 2% of the average of the five calendar years (three calendar years for the Parity Plan) of highest earnings during employment multiplied by years of credited service for benefit accrual up to 25 years. Covered compensation for the traditional pension benefit under the Pension Plan and the Parity Plan for the named executive officers includes salary and annual incentive compensation.

Portable Pension Account

For employees accruing benefits under the Portable Pension Account, the pension benefit accrued after May 31, 2003 is expressed as a notional cash balance account. For each plan year in which a participant is credited with a year of service, compensation credits are added based on the participant’s age and years of service as of the end of the prior plan year and the participant’s eligible compensation for the prior calendar year based on the following table:

Age + Service on May 31	Compensation Credit

Less than 55	5%
55-64	6%
65-74	7%
75 or over	8%

On May 31, 2006, the sum of age plus years of service for the three named executive officers who elected the Portable Pension Account feature was as follows: Mr. Smith — 95; Mr. Graf — 78; and Mr. Bronczek — 81. Eligible compensation under the Portable Pension Account feature includes salary and annual incentive compensation.

Interest credits are added to a participant’s Portable Pension Account benefit at the end of each fiscal quarter (August 31, November 30, February 28 and May 31). The May 31 interest credit is added prior to the May 31 compensation credit. Interest credits are based on the Portable Pension Account notional balance and an annual interest credit rate, which is equal to the greater of (a) the one-year Treasury constant maturities rate for April of the preceding plan year plus 1% and (b) 4%. The annual interest credit rate for each plan year, however, cannot be more than the average 30-year Treasury rate for April of the preceding plan year. Interest credits will continue to be added until the last day of the month before plan benefits are distributed. The interest-crediting rate for the plan year ended May 31, 2006 was 4.40%. The interest-crediting rate for the plan year ended May 31, 2007 was 5.06%.

Upon a participant’s retirement or other termination of employment, an amount equal to the vested Portable Pension Account notional balance is payable to the participant in the form of a lump sum payment or an annuity.

Lump Sum Distribution

Participants may elect to receive benefits accrued through December 31, 2004 under the Parity Plan as a single lump sum distribution. If a participant does not elect to receive a lump sum distribution, benefits accrued under the Parity Plan through December 31, 2004 will be paid as an annuity. As a result of changes in U.S. tax law, the Parity Plan was amended to require benefits accrued after December 31, 2004 to be paid to participants as a lump sum distribution.

Taxes

FedEx pays the employment taxes attributable to the Parity Plan benefit on behalf of the participant, and reimburses the participant for any taxes resulting from such payment of employment taxes. To the extent the taxes relate to the Portable Pension Account, they are due and the tax reimbursement payments are made as the benefits are accrued, and such payments are included in the “All Other Compensation” column of the Summary Compensation Table on page 36. Otherwise, an estimate of such payments is reflected in the “Present Value of Accumulated Benefit” column of the Pension Benefits table above.

FISCAL 2007 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth for each named executive officer certain information with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Aggregate
	Aggregate	Aggregate	Balance at
	Earnings in	Withdrawals/	End of
	Fiscal 2007	Distributions	Fiscal 2007
Name	($)	($)	($)

F.W. Smith	–	–	–
A.B. Graf, Jr.	–	–	–
D.J. Bronczek	–	–	–
T.M. Glenn	–	–	–
R.B. Carter	–	–	–
D.J. Sullivan(1)	549,650	392,456	6,501,492

(1)	Mr. Sullivan has accounts in the following two FedEx Ground deferred compensation plans, which FedEx assumed in connection with its acquisition of Caliber System, Inc. in January 1998: the FedEx Ground Officers’ Deferred Compensation Plan and the FedEx Ground Stock Credit Plan.

•	FedEx Ground Officers’ Deferred Compensation Plan: This plan is similar to a 401(k) plan, but is not tax-qualified. Until December 31, 2002, participants could elect to defer a portion of their compensation until retirement, and the company made matching contributions to the participants’ accounts. The company matching contribution was made in FedEx common stock equivalent units. Effective January 1, 2003, no further deferrals or company matching contributions are made under the plan, although participants may continue to acquire FedEx common stock equivalent units under the plan pursuant to dividend equivalent rights. Participants select funds in which to invest their account balances, and the account balances change to reflect gains or losses in the investments they have selected. Mr. Sullivan retired on December 31, 2006, and received his first distribution under the plan during fiscal 2007. Distributions to Mr. Sullivan are payable in cash.

•	FedEx Ground Stock Credit Plan: Prior to 1991, phantom shares of Caliber stock were awarded to participants in this plan and credited to an account recorded for each participant, and distributed to participants following retirement. Following FedEx’s acquisition of Caliber, these Caliber stock credits were converted to FedEx common stock credits. The participants’ accounts are credited with dividends paid on FedEx stock. Cash dividends are converted to stock credits based upon the closing price of FedEx stock on the dividend payment dates. Distributions to participants are payable in FedEx stock. Mr. Sullivan is scheduled to receive his first distribution under the plan in February 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section provides information regarding payments and benefits to the named executive officers (other than Mr. Sullivan) that would be triggered by termination of the officer’s employment (including resignation, or voluntary termination; severance, or involuntary termination; and retirement) or a change of control of FedEx.

Each of the named executive officers (other than Mr. Sullivan) is an at-will employee and, as such, does not have an employment contract. In addition, if the officer’s employment terminates for any reason other than retirement, death or permanent disability, any unvested stock options are automatically terminated and any unvested shares of restricted stock are automatically forfeited. Accordingly, there are no payments or benefits that are triggered by any termination event (including resignation and severance), other than retirement, death or permanent disability or termination after a change of control of FedEx.

Benefits Triggered by Retirement, Death or Permanent Disability — Stock Option and Restricted Stock Plans

Retirement.  When an employee retires:

•	all restrictions applicable to the restricted shares held by the employee lapse (if retirement occurs at or after age 60), provided that the restrictions shall not lapse prior to the first anniversary of the date of award of the restricted shares;

•	all of the employee’s unvested stock options granted prior to June 1, 2006 continue to vest according to their terms after retirement; and

•	all of the employee’s unvested stock options granted on or after June 1, 2006 terminate.

The following table quantifies for each named executive officer the value of his unvested restricted shares, the vesting of which would be (or in the case of Mr. Sullivan, were) accelerated upon retirement:

Benefits Triggered By Retirement

Value of Unvested
Restricted Shares
Name	($)

F.W. Smith	–
A.B. Graf, Jr.(1)	1,751,095
D.J. Bronczek(1)	2,261,310
T.M. Glenn(1)	1,751,095
R.B. Carter(1)	1,751,095
D.J. Sullivan(2)	1,334,627

(1)	Computed by multiplying the price per share of FedEx’s common stock by the number of unvested shares of restricted stock held by the officer (including 6,145 shares for each of Messrs. Graf, Glenn and Carter and 7,901 shares for Mr. Bronczek, which shares were granted on June 1, 2006 and could not otherwise vest in connection with the officer’s retirement prior to June 1, 2007). The table assumes that the officer retired on May 31, 2007 (and that the officer was age 60 or above on such date) and that the price per share of FedEx’s common stock was the closing market price on May 31, 2007 (which was $111.62).

(2)	In connection with Mr. Sullivan’s retirement on December 31, 2006, the restrictions on 8,239 shares lapsed on December 31, 2006. The value of these shares, computed by multiplying the closing market price per share of FedEx’s common stock on December 29, 2006 (which was $108.62) by the number of shares, was $894,920. In addition, the restrictions applicable to Mr. Sullivan’s June 1, 2006 stock award (5,267 shares) lapsed on June 1, 2007. The vesting of 3,951 shares of this award was accelerated as a result of Mr. Sullivan’s retirement and the value of these shares, computed by multiplying the closing market price per share of FedEx’s common stock on June 1, 2007 (which was $111.29) by the number of shares, was $439,707.

For information regarding retirement benefits under our pension plans, see “Fiscal 2007 Pension Benefits” on page 48. For information regarding distributions to Mr. Sullivan under FedEx Ground’s deferred compensation plans, see “Fiscal 2007 Nonqualified Deferred Compensation” on page 51.

Death or Permanent Disability.  When an employee dies or becomes permanently disabled:

•	all restrictions applicable to the restricted shares held by the employee lapse, provided that the restrictions shall not lapse prior to the first anniversary of the date of award of the restricted shares; and

•	all of the employee’s unvested stock options immediately vest.

The following table quantifies for each named executive officer (other than Mr. Sullivan) the value of his unvested restricted shares and stock options, the vesting of which would be accelerated upon death or permanent disability (assuming the officer died or became permanently disabled on May 31, 2007):

Benefits Triggered By Death or Permanent Disability

	Value of Unvested	Value of Unvested
	Restricted Shares	Stock Options	Total
Name	($)(1)	($)(2)	($)

F.W. Smith	–	13,666,063	13,666,063
A.B. Graf, Jr.	1,751,095	2,124,459	3,875,554
D.J. Bronczek	2,261,310	2,786,983	5,048,293
T.M. Glenn	1,751,095	2,104,959	3,856,054
R.B. Carter	1,751,095	2,104,959	3,856,054

(1)	Computed by multiplying the closing market price per share of FedEx’s common stock on May 31, 2007 (which was $111.62) by the number of unvested shares of restricted stock held by the officer as of May 31, 2007 (including 6,145 shares for each of Messrs. Graf, Glenn and Carter and 7,901 shares for Mr. Bronczek, which shares were granted on June 1, 2006 and could not otherwise vest in connection with the officer’s death or permanent disability prior to June 1, 2007).

(2)	Represents the difference between the closing market price per share of FedEx’s common stock on May 31, 2007 (which was $111.62) and the exercise price of each unvested option held by the officer as of May 31, 2007.

  In addition, FedEx provides each named executive officer (other than Mr. Sullivan) with:

•	$1,500,000 of group term life insurance coverage; and

•	A supplemental long-term disability program, with a monthly benefit equal to the difference between 60% of the officer’s basic monthly earnings and $10,000 (provided the officer continues to meet the definition of disability, these benefits generally continue until age 65).

Benefits Triggered by Change of Control or Termination After Change of Control — Stock Option and Restricted Stock Plans and Management Retention Agreements

Stock Options and Restricted Stock.  Our stock option plans provide that, in the event of a change of control (as defined in the plans), each holder of an unexpired option under any of the plans has the right to exercise such option without regard to the date such option would first be exercisable. This right continues, with respect to holders whose employment with FedEx terminates following a change of control, for a period of twelve months after such termination or until the option’s expiration date, whichever is sooner.

Our restricted stock plans provide that, in the event of a change of control (as defined in the plans), depending on the change of control event, either (i) the restricted shares will be canceled and

FedEx shall make a cash payment to each holder in an amount equal to the product of the highest price per share received by the holders of FedEx’s common stock in connection with the change of control multiplied by the number of restricted shares held or (ii) the restrictions applicable to any such shares will immediately lapse.

The following table quantifies for each named executive officer (other than Mr. Sullivan) the value of his unvested restricted shares and stock options, the vesting of which would be accelerated upon a change of control (assuming that the change of control occurred on May 31, 2007 and that the highest price per share received by FedEx’s stockholders in connection with the change of control was the closing market price on May 31, 2007, which was $111.62):

Benefits Triggered By Change of Control(1)

	Value of Unvested	Value of Unvested
	Restricted Shares	Stock Options	Total
Name	($)(2)	($)(3)	($)

F.W. Smith	–	13,666,063	13,666,063
A.B. Graf, Jr.	1,751,095	2,124,459	3,875,554
D.J. Bronczek	2,261,310	2,786,983	5,048,293
T.M. Glenn	1,751,095	2,104,959	3,856,054
R.B. Carter	1,751,095	2,104,959	3,856,054

(1)	As discussed below, the officer is also entitled under his MRA (as defined below) to a three-year employment agreement upon a change of control and certain guaranteed compensation and benefits during the term of the three-year employment period.

(2)	Computed by multiplying the closing market price per share of FedEx’s common stock on May 31, 2007 (which was $111.62) by the number of unvested shares of restricted stock held by the officer as of May 31, 2007.

(3)	Represents the difference between the closing market price per share of FedEx’s common stock on May 31, 2007 (which was $111.62) and the exercise price of each unvested option held by the officer as of May 31, 2007.

Management Retention Agreements.  FedEx has entered into Management Retention Agreements (“MRAs”) with each of its executive officers, including the named executive officers. The purpose of the MRAs is to secure the executives’ continued services in the event of any threat or occurrence of a change of control (as defined in the MRAs). The terms and conditions of the MRAs with the named executive officers (other than Mr. Sullivan) are summarized below. Mr. Sullivan’s MRA was terminated effective December 31, 2006, the date of his retirement, in accordance with the terms of the agreement.

Term.  Each MRA renews annually for consecutive two-year terms, unless FedEx gives six months’ prior notice that the agreement will not be extended. The non-extension notice may not be given at any time when the Board of Directors has knowledge that any person has taken steps reasonably calculated to effect a change of control of FedEx.

Employment Period.  Upon a change of control, the MRA immediately establishes a three-year employment agreement with the executive officer. During the employment period, the officer’s position (including status, offices, titles and reporting relationships), authority, duties and responsibilities may not be materially diminished.

Compensation.  During the three-year employment period, the executive officer receives base salary (no less than his highest base salary over the twelve-month period prior to the change of control) and annual incentive compensation (no less than his average annual incentive compensation over the three-year period prior to the change of control). The executive officer also receives incentive (including long-term performance bonus), savings and retirement plan benefits, expense reimbursement, fringe benefits, office and staff support, welfare plan benefits and vacation benefits.

These benefits must be no less than the benefits the officer had during the 90-day period immediately prior to the change of control.

Termination.  The MRA terminates immediately upon the executive officer’s death, voluntary termination or retirement. FedEx may terminate the MRA for disability, as determined in accordance with the procedures under FedEx’s long-term disability benefits plan. Once disability is established, the officer receives 180 days’ prior notice of termination. FedEx also may terminate the officer’s MRA for “cause.”

Benefits for Qualifying Termination.  A “qualifying termination” is a termination by FedEx other than for cause, disability or death or by the officer “for good reason” (principally relating to assignment of duties inconsistent with the officer’s position or reductions in compensation).

In the event of a qualifying termination, the executive officer will receive: (i) a lump sum cash payment equal to three times his annual compensation, which includes his base salary, target annual incentive compensation and target long-term incentive compensation; (ii) a lump sum cash payment equal to a pro rata portion of his target payments under the annual and long-term incentive compensation plans then in effect based on the proportion of the applicable one- or three-fiscal-year plan period during which he was employed; and (iii) a lump sum cash payment equal to the excess of the benefit that would be accrued under FedEx’s pension and parity plans based on an additional 36 months of age and service over what was actually earned as of the date of termination.

For a period ending on the earliest of (i) 36 months following the termination date, (ii) the commencement of equivalent benefits from a new employer, or (iii) the date on which the executive officer reaches age 60, FedEx agrees to keep in force each plan and policy providing medical, accidental death, disability and life coverage to the officer and his dependents with the same level of coverage and the same terms as each policy and plan in effect immediately prior to the termination date. For a period of 12 months following the termination date, FedEx agrees to provide, at its expense, executive level outplacement assistance to the officer by a nationally recognized outplacement firm acceptable to the officer.

FedEx agrees to pay any taxes incurred by the officer for any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received by the officer from FedEx that triggers certain excise taxes.

In exchange for these benefits, the executive officer has agreed that, for the one-year period following his termination, he will not own, manage, operate, control or be employed by any enterprise that competes with FedEx or any of its affiliates.

The following table quantifies for each named executive officer (other than Mr. Sullivan) the payments and benefits triggered by a qualifying termination (as defined in the MRAs) of the officer immediately following a change of control (assuming that the change of control and qualifying termination occurred on May 31, 2007 and that the highest price per share received by FedEx’s stockholders in connection with the change of control was the closing market price on May 31, 2007, which was $111.62):

Payments and Benefits Triggered By Termination After Change of Control

	Lump Sum Cash	Lump Sum Cash
	Payment –	Payment –	Lump Sum Cash
	3x Base Salary and	Prorated Target	Payment –	Health
	Target Compensation	Compensation	Additional 36	and		Tax
	Under Non-Equity	Under Non-Equity	Months Under	Welfare	Outplacement	Reimbursement
	Incentive Plans	Incentive Plans	Pension Plans	Benefits	Assistance	Payments	Total
Name	($)	($)	($)	($)	($)(1)	($)	($)

F.W. Smith	16,408,950	6,903,136	719,916	–	258,972	–	24,290,974
A.B. Graf, Jr.	7,221,858	2,435,030	344,949	57,357	161,367	–	10,220,561
D.J. Bronczek	8,465,232	3,077,539	384,419	200,015	168,511	–	12,295,716
T.M. Glenn	6,667,818	2,347,550	200,417	60,989	143,385	–	9,420,159
R.B. Carter	6,306,600	2,290,516	552,391	35,386	131,662	–	9,316,555

(1)	The assumed value of outplacement assistance is 18.5% of the officer’s base salary.

Consulting Agreement and Non-Competition Agreement with Daniel J. Sullivan

Consulting Agreement.  Daniel J. Sullivan retired as President and Chief Executive Officer of FedEx Ground on December 31, 2006. In connection with Mr. Sullivan’s retirement, he and FedEx Ground entered into a consulting agreement, the terms and conditions of which are summarized below. The purpose of the consulting agreement is to help ensure a smooth transition of FedEx Ground leadership and to secure Mr. Sullivan’s assistance with respect to the numerous class-action lawsuits and other proceedings that claim that FedEx Ground’s owner-operators should be treated as employees rather than independent contractors.

Term.  The term of the agreement began on January 1, 2007 and ends on December 31, 2008. The agreement may be terminated earlier by either party upon 30 days’ prior written notice.

Services Provided.  Mr. Sullivan will provide consulting services with respect to the class-action lawsuits and other proceedings that claim that the company’s owner-operators should be treated as employees rather than independent contractors, including providing deposition and trial testimony as necessary. Mr. Sullivan will also provide advice on such other matters as are identified by FedEx’s Chairman, President and Chief Executive Officer or Executive Vice President, General Counsel and Secretary. Mr. Sullivan’s services will be limited to no more than 40 hours a month.

Payment for Services.  Mr. Sullivan will receive annual cash consideration equal to one-half of his fiscal 2006 annual base salary ($435,864), payable as follows: (i) $254,254 on July 2, 2007, and (ii) $36,322 on the first day of each succeeding month during the term of the agreement.

During the term of the agreement, FedEx will also make available to Mr. Sullivan:

•	Reasonable administrative assistance in connection with his performance of consulting services;

•	Office space and equipment in connection with his performance of consulting services; and

•	Corporate aircraft in connection with his performance of consulting services on terms consistent with use by FedEx executive management.

In addition, Mr. Sullivan will be reimbursed for reasonable and necessary out-of-pocket expenses incurred in the performance of his consulting services.

Indemnification.  FedEx will indemnify Mr. Sullivan, in a manner consistent with FedEx’s indemnification practices for executive management, from any liabilities, losses or suits related to his performance of services.

Non-Competition Agreement.  In connection with the acquisition of Caliber System, Inc., FedEx entered into a Confidentiality, Non-Solicitation and Non-Competition Agreement with Mr. Sullivan dated as of January 27, 1998. Pursuant to this agreement, as it was amended in April 2000, Mr. Sullivan has agreed (i) during the term of his employment and for a period of 60 months thereafter, not to compete with FedEx in the express and non-express document and package delivery businesses (not including, however, the truckload and less-than-truckload freight businesses), (ii) during the term of his employment and for a period of 36 months thereafter, not to solicit any customer or otherwise materially interfere with the business or accounts of FedEx or solicit the employment or services of, or hire, any person who is, or was within the prior one year period, engaged as an employee or consultant of FedEx and (iii) not to disclose any confidential information of FedEx. As consideration for the covenants set forth above, FedEx paid Mr. Sullivan a lump sum payment of $4,894,376 in 2000.

DIRECTORS’ COMPENSATION

Outside Directors’ Compensation

Beginning in July 2007, non-employee (outside) directors will be paid:

•	a quarterly retainer of $19,375;

•	$2,000 for each in-person Board meeting attended; and

•	$2,000 for each in-person committee meeting attended.

Directors who attend a Board or committee meeting telephonically will be paid 75% of the applicable in-person meeting fee.

Committee chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees will be paid an additional annual fee of $12,500. The Audit Committee chairperson will be paid an additional annual fee of $20,000. Each outside director who is elected at the annual meeting also will receive a stock option for 4,400 shares of common stock on the date of the 2007 annual meeting. Any outside director appointed to the Board after the 2007 annual meeting will receive a stock option for 4,400 shares of common stock upon his or her appointment.

Frederick W. Smith, the only director who is also a FedEx employee, receives no additional compensation for serving as a director.

The Compensation Committee annually reviews director compensation, including, among other things, comparing FedEx’s director compensation practices with those of other public companies of comparable size. Before making a recommendation regarding director compensation to the Board, the Compensation Committee considers that the directors’ independence may be compromised if compensation exceeds appropriate levels or if FedEx enters into other arrangements beneficial to the directors.

Retirement Plan for Outside Directors

In July 1997, the Board of Directors of FedEx Express (FedEx’s predecessor) voted to freeze the Retirement Plan for Outside Directors (that is, no further benefits would be earned under this plan). This plan is unfunded and any benefits under the plan are general, unsecured obligations of FedEx.

Concurrent with the freeze, the Board amended the plan to accelerate the vesting of the benefits for each outside director who was not yet vested under the plan. In general, each outside director is entitled to a retirement benefit beginning as of the first day of the fiscal quarter of FedEx next following the date of termination of his or her directorship or the date such director attains age 60, whichever is later. The benefit is an annual amount, payable as a lump-sum distribution or in quarterly installments for no less than ten years and no more than fifteen years depending on years of service, equal to 10% for each year of service up to 100% of the annual retainer fee being paid to the outside director at the time the plan was frozen. Each outside director then serving on the Board who was not yet vested (two directors) will now receive a benefit equal to 10% for each year of service up to the date the plan was frozen. The remaining outside directors will receive their benefits based on their years of service and annual retainer at the time the plan was frozen. Once all benefits are paid from the plan, it will be terminated. Judith L. Estrin, Philip Greer, J.R. Hyde, III, Paul S. Walsh and Peter S. Willmott are the only current directors entitled to any future benefits under this plan.

Charles T. Manatt was elected to the Board of Directors at the 2004 annual meeting of stockholders. Mr. Manatt previously served as a director of FedEx (and its predecessor, FedEx Express) from 1989 until his resignation in December 1999 to become the United States Ambassador to the Dominican Republic. In accordance with the terms of the plan, Mr. Manatt is paid a retirement benefit of $36,000 per year, payable in quarterly installments. The payments to Mr. Manatt under this plan will end in December 2009 unless Mr. Manatt elects, in accordance with the terms of the plan, to be paid a lump sum amount for the remaining installments.

Fiscal 2007 Director Compensation

The following table sets forth information regarding the compensation of FedEx’s non-employee (outside) directors for the fiscal year ended May 31, 2007:

	Fees Earned
	or Paid in	Option	All Other
	Cash	Awards	Compensation		Total
Name	($)	($)(1)(2)(3)	($)		($)

J.L. Barksdale	102,063	128,625	–		230,688
A.A. Busch IV	95,688	128,625	–		224,313
J.A. Edwardson	118,000	128,625	–		246,625
J.L. Estrin	107,250	128,625	–		235,875
J.K. Glass	104,000	128,625	–		232,625
P. Greer	108,125	128,625	–		236,750
J.R. Hyde, III	93,938	128,625	–		222,563
S.A. Jackson	103,875	128,625	–		232,500
S.R. Loranger	74,250	86,500	–		160,750
C.T. Manatt	96,125	128,625	36,000	(4)	260,750
J.I. Smith	100,000	128,625	–		228,625
P.S. Walsh	93,375	128,625	–		222,000
P.S. Willmott	121,125	128,625	–		249,750

(1)	The amounts included in this column reflect the value of option awards that were recognized as an expense for financial statement reporting purposes in fiscal 2007, calculated pursuant to FAS 123R, excluding any estimate of forfeitures. Accordingly, the column includes amounts relating to awards granted during and prior to fiscal 2007 (except with respect to Mr. Loranger). The following table sets forth each option award represented in the column (except with respect to Mr. Loranger) and the amount included for each such award. The amount shown for Mr. Loranger represents the value of awards granted to him in fiscal 2007 only, as he was not a director in the prior year. Assumptions used in the calculation of these amounts are included in note 9 to the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended May 31, 2007.

	Number of Shares	Amount Included
	Underlying Options	in Fiscal 2007
Date of Award	(#)	($)

9/26/2005	5,400	42,125
9/25/2006	4,400	86,500

		128,625

(2)	On September 25, 2006, each outside director received a stock option for 4,400 shares of common stock. The full grant date fair value of each such option, computed in accordance with FAS 123R, was $127,308.

(3)	The following table sets forth the aggregate number of outstanding stock options held by each outside director at May 31, 2007:

Options
Name	Outstanding

J.L. Barksdale	22,800
A.A. Busch IV	26,150
J.A. Edwardson	30,800
J.L. Estrin	66,800
J.K. Glass	22,800
P. Greer	62,800
J.R. Hyde, III	66,800
S.A. Jackson	24,800
S.R. Loranger	4,400
C.T. Manatt	15,800
J.I. Smith	32,600
P.S. Walsh	42,800
P.S. Willmott	46,800

(4)	Represents Mr. Manatt’s retirement benefit under the Retirement Plan for Outside Directors. For additional information, see “— Retirement Plan for Outside Directors” above.

EQUITY COMPENSATION PLANS

Equity Compensation Plans Approved by Stockholders

Stockholders approved FedEx’s 1993, 1995, 1997, 1999 and 2002 Stock Incentive Plans, as amended, and FedEx’s Incentive Stock Plan, as amended. Although options are still outstanding under the 1993 and 1995 plans, no shares are available under these plans for future grants.

Equity Compensation Plans Not Approved by Stockholders

FedEx’s 2001 Restricted Stock Plan, as amended, was approved by the Board of Directors, but was not approved by the stockholders. Under the terms of this plan, key employees may receive restricted shares of common stock as determined by the Compensation Committee. Only treasury shares may be issued under this plan. Restrictions on the shares typically expire over four years from the award date. Holders of restricted shares are entitled to vote the shares and to receive any dividends paid on the shares.

In connection with its acquisition of Caliber System, Inc. in January 1998, FedEx assumed Caliber’s officers’ deferred compensation plan. This plan was approved by Caliber’s board of directors, but not by Caliber’s or FedEx’s stockholders. Following FedEx’s acquisition of Caliber, Caliber stock units under the plan were converted to FedEx common stock equivalent units. In addition, the employer’s 50% matching contribution on compensation deferred under the plan was made in FedEx common stock equivalent units. Subject to the provisions of the plan, distributions to participants with respect to their stock units may be paid in shares of FedEx common stock on a one-for-one basis. Effective January 1, 2003, no further deferrals or employer matching contributions will be made under the plan. Participants may continue to acquire FedEx common stock equivalent units under the plan, however, pursuant to dividend equivalent rights.

Summary Table

The following table sets forth certain information as of May 31, 2007 with respect to compensation plans under which shares of FedEx common stock may be issued:

Equity Compensation Plan Information

				Number of Shares
				Remaining Available for
				Future Issuance Under
	Number of Shares to be		Weighted-Average	Equity Compensation
	Issued Upon Exercise of		Exercise Price of	Plans (Excluding Shares
	Outstanding Options,		Outstanding Options,	Reflected in the
Plan Category	Warrants and Rights		Warrants and Rights	First Column)

Equity compensation plans approved by stockholders	16,483,957	(1)	$68.53	6,820,879	(2)
Equity compensation plans not approved by stockholders	10,154	(3)	N/A	267,173	(4)

Total	16,494,111		$68.53	7,088,052

(1)	Represents shares of common stock issuable upon exercise of outstanding options granted under FedEx’s stock option plans. This number does not include: (a) 106,444 shares of common stock issuable upon exercise of outstanding options granted under plans assumed by FedEx in acquisitions; (b) 7,880 shares of common stock issuable under a retirement plan assumed by FedEx for former non-employee directors of Caliber System, Inc.; and (c) 38,798 shares of common stock issuable under stock credit plans assumed by FedEx in the Caliber acquisition. The weighted average exercise price of outstanding options granted under option plans assumed in acquisitions as of May 31, 2007 was $21.17.

FedEx cannot make any additional awards under these assumed plans, but additional FedEx common stock equivalent units may be issued to current participants under the assumed stock credit plans pursuant to dividend equivalent rights.

(2)	Includes 6,170,497 option shares available for future grants under FedEx’s stock option plans and 650,382 shares available for future restricted stock grants under FedEx’s Incentive Stock Plan, as amended.

(3)	Represents shares of FedEx common stock issuable pursuant to the officers’ deferred compensation plan assumed by FedEx in the Caliber acquisition as described above.

(4)	Includes 251,917 shares available for future grants under FedEx’s 2001 Restricted Stock Plan, as amended. Only treasury shares may be issued under this plan. Also includes 15,256 shares under FedEx’s 1997 Restricted Stock Plan, as amended. The 1997 Restricted Stock Plan terminated on July 15, 2007, and no further grants may be made under this plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee assists the Board of Directors in its oversight of FedEx’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is available on the FedEx Web site at http://ir.fedex.com/governance/committeechar.cfm#audit.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control over financial reporting. FedEx’s independent registered public accounting firm is responsible for performing an audit of FedEx’s consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with United States generally accepted accounting principles. The independent registered public accounting firm also is responsible for performing an audit of and expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of FedEx’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended May 31, 2007, including a discussion of, among other things: (i) the acceptability and quality of the accounting principles; (ii) the reasonableness of significant accounting judgments and critical accounting policies and estimates; (iii) the clarity of disclosures in the financial statements; and (iv) the adequacy and effectiveness of FedEx’s financial reporting procedures and internal control structure, including FedEx’s disclosure controls and procedures and internal control over financial reporting, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer of FedEx their respective certifications with respect to FedEx’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the audited consolidated financial statements for the fiscal year ended May 31, 2007, the firm’s judgments as to the acceptability and quality of FedEx’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States), including those matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also reviewed and discussed with the independent registered public accounting firm their audit of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of FedEx’s internal control over financial reporting.

In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures regarding the firm’s independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm those disclosures and other matters relating to the firm’s independence.

The Audit Committee discussed with FedEx’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of FedEx’s internal controls and the overall quality of FedEx’s financial reporting.

In reliance on the reviews and discussions referred to above, and the receipt of unqualified opinions from Ernst & Young LLP dated July 9, 2007, with respect to the consolidated financial statements of FedEx as of and for the fiscal year ended May 31, 2007, and with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of FedEx’s internal control over financial reporting, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in FedEx’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee Members
John A. Edwardson – Chairman
Steven R. Loranger
Joshua I. Smith
Peter S. Willmott

AUDIT AND NON-AUDIT FEES

The following table sets forth fees for services Ernst & Young LLP provided to FedEx during fiscal 2007 and 2006:

	2007	2006

Audit fees	$12,401,000	$12,594,000
Audit-related fees	637,000	486,000
Tax fees	598,000	370,000
All other fees	15,000	20,000

Total	$13,651,000	$13,470,000

•	Audit Fees. Represents fees for professional services provided for the audit of FedEx’s annual financial statements, the audit of FedEx’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, the review of FedEx’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

•	Audit-Related Fees. Represents fees for assurance and other services related to the audit of FedEx’s financial statements. The fees for fiscal 2007 and 2006 were primarily for benefit plan audits.

•	Tax Fees. Represents fees for professional services provided primarily for domestic and international tax compliance and advice. Tax compliance and preparation fees totaled $15,000 and $34,000 in fiscal 2007 and 2006, respectively.

•	All Other Fees. Represents fees for products and services provided to FedEx not otherwise included in the categories above. The amounts shown for fiscal 2007 and 2006 include fees for online technical resources.

FedEx’s Audit Committee has determined that the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP audited FedEx’s annual financial statements for the fiscal year ended May 31, 2007. The Audit Committee has appointed Ernst & Young to be FedEx’s independent registered public accounting firm for the fiscal year ending May 31, 2008. The stockholders are asked to ratify this appointment at the annual meeting. Representatives of Ernst & Young will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Policies Regarding Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm. To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted two policies: the Policy on Engagement of Independent Auditor and the Policy on Hiring Certain Employees and Partners of the Independent Auditor.

Pursuant to the Policy on Engagement of Independent Auditor, the Audit Committee preapproves all audit services and non-audit services to be provided to FedEx by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented at the next Audit Committee meeting.

The Audit Committee may preapprove for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the Audit Committee. The Audit Committee must be informed about each such service that is actually provided. In cases where a service is not covered by one of those approvals, the service must be specifically preapproved by the Audit Committee no earlier than one year prior to the commencement of the service.

Each audit or non-audit service that is approved by the Audit Committee (excluding tax services performed in the ordinary course of FedEx’s business) will be reflected in a written engagement letter or writing specifying the services to be performed and the cost of such services, which will be signed by either a member of the Audit Committee or by an officer of FedEx authorized by the Audit Committee to sign on behalf of FedEx.

The Audit Committee will not approve any prohibited non-audit service or any non-audit service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

In addition, FedEx’s independent registered public accounting firm may not provide any services, including financial counseling and tax services, to any FedEx officer, Audit Committee member or FedEx managing director (or its equivalent) in the Finance department or to any immediate family member of any such person. The Policy on Engagement of Independent Auditor is available on FedEx’s Web site at http://ir.fedex.com/governance/Auditor_Policy.cfm.

Pursuant to the Policy on Hiring Certain Employees and Partners of the Independent Auditor, FedEx will not hire a person who is concurrently a partner or other professional employee of the independent registered public accounting firm or, in certain cases, an immediate family member of such a person. Additionally, FedEx will not hire a former partner or professional employee of the independent registered public accounting firm in an accounting role or a financial reporting oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm. FedEx will not hire a former member of the independent registered public accounting firm’s audit engagement team (with certain exceptions) in a financial reporting oversight role without waiting for a required “cooling-off” period to elapse.

FedEx’s Executive Vice President and Chief Financial Officer will approve any hire who was employed during the preceding three years by the independent registered public accounting firm, and will annually report all such hires to the Audit Committee.

Vote Required For Ratification

The Audit Committee is responsible for selecting FedEx’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint Ernst & Young as FedEx’s independent registered public accounting firm for fiscal year 2008. The Board of Directors believes, however, that submitting the appointment of Ernst & Young to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered public accounting firm.

The ratification of the appointment of Ernst & Young as FedEx’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3 – STOCKHOLDER PROPOSAL: SEPARATION OF CHAIRMAN AND CEO ROLES

FedEx is not responsible for the content of this stockholder proposal or supporting statement.

FedEx has been notified that the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, the beneficial owner of 176 shares of FedEx common stock, intends to present the following proposal for consideration at the annual meeting:

“RESOLVED: That the shareholders of FedEx Corporation (“Company”) urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

SUPPORTING STATEMENT:  The Board of Directors is elected by shareholders to oversee management and its Chairman provides leadership for the Board. The Business Roundtable has noted that “the paramount duty of the Board of Directors is to select a Chief Executive Officer [CEO] and to oversee the CEO and other senior management . . .” The Business Roundtable, Principles of Corporate Governance, May 2002.

To be effective, a Board of Directors must be led by a Chair who is independent of management because, we believe, having the same individual serve as both Chairman and CEO necessarily impairs the Chair’s ability to hold the CEO accountable.

Our Company’s Chairman, Mr. Fred Smith, is also its CEO.

Under Mr. Smith’s leadership, our Company has pursued a questionable business tactic of utilizing “independent contractors,” which has led to state and federal investigations. Thus far, the California Employment Development Department, Massachusetts Department of Workforce Development, New Jersey Department of Labor and Workforce Development, U.S. District Court of Western Washington, and Oregon Employment Department have ruled that these workers were misclassified.

Financial liability of the California state-led case is at least $8 million.1 Liability could be substantially higher as these and new state-led cases of misclassification of workers as independent contractors advance.2 Consequently, we are concerned about lack of Board oversight.

The Conference Board issued a report addressing the separation of CEO and Chair positions by a Commission, including John Snow, former U.S. Treasury Secretary; Arthur Levitt Jr., former SEC Chairman; and, former Federal Reserve System Chairman, Paul Volcker. The report stated:

The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance . . . .

The Commission recommends that each corporation give careful consideration, based on its particular circumstances, to separating the offices of the Chairman and CEO. The Commission believes that separating the positions of Chairman and CEO is fully consistent with the objectives of the [Sarbanes-Oxley] Act, the proposed New York Stock Exchange listing requirements, and the proposed NASDAQ requirements, and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange reforms. [The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, Jan. 9, 2003.]

1 California Unemployment Insurance Appeals Board case 1485661.

[2]	Current cases pending include multi-district litigation in the U.S. District Court for Northern Indiana.

We urge your support FOR this proposal, which would restore balance between the Chair and CEO functions by requiring that the Chair of the Board not also serve as the CEO.”

Board of Directors’ Statement in Opposition

The Board of Directors and its Nominating & Governance Committee have considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our stockholders.

FedEx and its stockholders are best served by having Mr. Frederick W. Smith, FedEx’s founder, serve as both Chairman of the Board of Directors and Chief Executive Officer.  FedEx’s bylaws provide that the Chairman of the Board shall be the Chief Executive Officer, unless the Board of Directors designates a different officer as Chief Executive Officer. This approach provides the Board with the necessary flexibility to determine whether the positions should be held by the same person or by separate persons based on the leadership needs of FedEx at any particular time. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that FedEx and its stockholders are best served by having Mr. Smith, FedEx’s founder, serve as both Chairman of the Board of Directors and Chief Executive Officer. Mr. Smith’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus for the chain of command to execute FedEx’s strategic initiatives and business plans.

Mr. Smith has served as both Chairman of the Board and Chief Executive Officer of FedEx since 1977. Mr. Smith is the pioneer of the express transportation industry and his record of innovation, achievement and leadership speaks for itself. Under Mr. Smith’s leadership, FedEx has become one of the most trusted and respected brands in the world. FedEx has consistently been ranked in FORTUNE magazine’s industry lists, including “World’s Most Admired Companies” and “America’s Most Admired Companies.” In addition, Mr. Smith was named Chief Executive magazine’s CEO of the Year in 2004. Under Mr. Smith’s leadership, FedEx has also experienced strong financial growth and stockholder return. FedEx’s compound annual growth rates for revenue, earnings per share and stock price since its initial public offering in 1978 are approximately 20%, 13% and 19%, respectively. The Board of Directors believes that our stockholders have been well served by having Mr. Smith act as both Chairman and Chief Executive Officer.

FedEx’s strong and independent Board of Directors effectively oversees our management and provides vigorous oversight of FedEx’s business and affairs.  The Board of Directors is composed of independent, active and effective directors. Twelve out of the fourteen current directors meet the independence requirements of the New York Stock Exchange, the Securities and Exchange Commission and the Board’s standards for determining director independence. Twelve out of the fourteen director nominees meet such independence requirements. Mr. Smith is the only member of executive management who is also a director.

Separation of the Chairman of the Board and Chief Executive Officer roles is not necessary to ensure that our Board provides independent and effective oversight of FedEx’s business and affairs. Such oversight is maintained at FedEx through the composition of our Board, the strong leadership of our independent directors and Board committees, and our highly effective corporate governance structures and processes already in place.

The Board of Directors and its committees vigorously oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives. Each of the Audit, Compensation and Nominating & Governance Committees is composed entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the integrity of FedEx’s financial statements, the compensation of executive management, including Mr. Smith’s compensation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. The Compensation Committee, together with the other independent directors, conducts an annual performance review of the Chairman and Chief Executive Officer, assessing FedEx’s financial and non-financial performance and the quality and effectiveness of Mr. Smith’s leadership. In addition, the Nominating & Governance Committee oversees the processes by which Mr. Smith is evaluated.

The Board believes that FedEx’s Corporate Governance Guidelines, which are available on the FedEx Web site, help ensure that strong and independent directors will continue to play the central oversight role necessary to maintain FedEx’s commitment to the highest quality corporate governance. Pursuant to these governance principles, non-management Board members meet at regularly scheduled executive sessions without management present and, at least once a year, such meetings include only the independent directors. The Chairman of the Nominating & Governance Committee presides over these meetings. Each Board member is free to suggest the inclusion of items on the agenda for Board meetings or raise subjects that are not on the agenda for that meeting. In addition, the Board and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Finally, we take issue with the proponent’s irrelevant and clearly self-serving reference to the purported class-action lawsuits and other proceedings that claim that FedEx Ground’s owner-operators should be treated as employees and not independent contractors. Our Board of Directors has reviewed FedEx Ground’s independent contractor model and closely monitors the status of these proceedings. The independent contractor model has been in place since the inception of the company as RPS in 1985 and was in place at the time we acquired Caliber System, Inc. in January 1998. Throughout FedEx Ground’s history, more than 120 agencies and courts, including United States federal courts, have upheld the FedEx Ground independent contractor model. We strongly believe that FedEx Ground’s owner-operators are properly classified as independent contractors, and we continue to vigorously defend ourselves in these proceedings. FedEx Ground’s use of independent contractors is well suited to the needs of the ground delivery business and its customers, which is reflected by FedEx Ground’s continuing growth. We will continue to do whatever is necessary to protect the company’s ability to operate with independent contractors and to provide our customers with the outstanding level of service they expect.

In sum, the Board believes that FedEx and its stockholders have been and continue to be well served by having Mr. Smith serve as both Chairman of the Board and Chief Executive Officer. The current leadership model, when combined with the current composition of the Board and the other elements of our governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of FedEx’s business and affairs. This proposal is clearly an attempt by the proponent to advance its own self-interest, which is inconsistent with the best interests of FedEx and its stockholders as a whole. Accordingly, we recommend that you vote against this proposal.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 4 – STOCKHOLDER PROPOSAL: SHAREHOLDER VOTE ON EXECUTIVE PAY

FedEx is not responsible for the content of this stockholder proposal or supporting statement.

FedEx has been notified that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of 100 shares of FedEx common stock, intends to present the following proposal for consideration at the annual meeting:

“4 – Shareholder Vote on Executive Pay
RESOLVED, shareholders urge our board to adopt a policy that shareholders be given the opportunity at each annual shareholder meeting to vote on a management advisory resolution to ratify the compensation of the Named Executive Officers (NEOs) published in the proxy statement’s Summary Compensation Table (SCT) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Media and government focus on back dating of stock options has increased investor concern. This proposed reform can help rebuild investor confidence.

The need for adoption of this proposal should also be evaluated in the context of our company’s overall corporate governance. For instance in 2007 the following governance status was reported (and certain concerns are noted):
•      The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our company:
“Very High Concern” in Overall Board effectiveness.
“High Concern” in CEO Compensation.
“High” in Overall governance risk assessment.

•      We had no Independent Chairman and not even a Lead Director – Independent oversight concern.
•      There are too many active CEOs on our board with 6 – Over-commitment Concern.

•      Our full board had only 6 meetings in an entire year.
•      Six directors had 18 to 36 years tenure – Independence concern
•      Directors with 33-years director tenure each chaired our key compensation and nomination committees:
1) Mr. Greer
2) Mr. Willmott
•      Our directors served on boards rated “D” by the Corporate Library:

1) Mr. Busch	Anheuser-Busch (BUD)	D-rated
2) Mr. Barksdale	Time Warner (TWX)	D-rated
Mr. Barksdale was also involved with accelerated vesting.

•      Following a review of the FedEx board, The Corporate Library (TCL) reaffirmed its overall Rating of “D” for our board. FedEx is in the high risk category due to concerns related to CEO Compensation and related party transactions with the Chairman and CEO, as well as with other members of the board.
•      FedEx currently reimburses officers for any tax due on restricted stock awards. According to TCL it cannot be said often enough that tax reimbursement should play no part in executive compensation policy.

Accordingly, the board should allow shareholders to express their opinion about senior executive compensation at our company by establishing an annual referendum process. The results of such a vote would provide the board and management with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, are in shareholders’ best interests.

Shareholder Vote on Executive Pay
Yes on 4”

Board of Directors’ Statement in Opposition

The Board of Directors and its Compensation and Nominating & Governance Committees have considered this proposal and concluded that it is unnecessary and not in the best interests of our stockholders.

Our stockholders already have a direct and effective method to express their views regarding executive compensation.  An advisory vote is not necessary because our stockholders already have an efficient and effective method of communicating directly with our Board of Directors and its Compensation Committee. Stockholders may communicate with any member or committee of our Board of Directors (including the Compensation Committee or the Board generally) as described on page 12 under the heading “Corporate Governance Matters — Communications with Directors.” By contacting our Board or members of the Compensation Committee directly, stockholders can more specifically, clearly and accurately express any observations or concerns regarding FedEx’s compensation policies and practices directly to those charged with designing FedEx’s executive compensation program. An advisory vote does not provide that level of communication.

Our executive compensation structure promotes the best interests of our stockholders.  As discussed under the heading “Compensation Discussion and Analysis” beginning on page 21, FedEx has a carefully crafted executive compensation program that rewards executives for their performance and aligns their interests with those of FedEx’s stockholders. This program is designed and administered by the Compensation Committee, which is composed entirely of independent directors. The Compensation Committee regularly monitors each component of FedEx’s executive compensation program and adopts changes as appropriate to reflect the dynamic, global marketplace in which FedEx competes for talented executives. In addition, the Compensation Committee has retained an independent executive compensation consultant, which reports directly to the Compensation Committee and assists the Compensation Committee in evaluating FedEx’s executive compensation. The Board believes that FedEx’s compensation structure for executive officers promotes the best interests of FedEx and its stockholders by enabling FedEx to retain and attract highly qualified and productive executive officers, while ensuring that they are compensated in such a manner as to sustain and enhance long-term stockholder value.

An advisory vote would undermine our highly effective executive compensation program to the detriment of our stockholders.  FedEx’s global recognition and reputation for excellence in management and leadership make our employees attractive targets for other companies and our executives are aggressively recruited. The Board of Directors and its Compensation Committee have a duty to our stockholders to ensure that our overall compensation program competes well against all types of companies — in our industry and in others — and continues to retain and attract highly qualified and effective executive officers. The proposed advisory vote could create the impression among our executives, as well as by executives whom we may recruit, that their compensation opportunities at FedEx could be limited, especially as compared with opportunities at other companies that have not adopted this practice. If adopted, the proposal would only apply to FedEx and no other company and could have the effect of undermining the Board’s and Compensation Committee’s efforts to retain and attract highly talented executives to the detriment of our stockholders.

An advisory vote would not effectively convey meaningful stockholder opinions regarding executive compensation.  The proposed advisory vote would not provide our Board of Directors or its Compensation Committee with any meaningful insight into specific stockholder concerns regarding executive compensation that they could address when considering FedEx’s compensation policies and practices. It is simply a vote to approve the Summary Compensation Table and related narrative disclosure. Such an advisory vote would not effectively communicate any particular stockholder views about our executive compensation programs and would not provide our Board or its Compensation Committee with any clear indication of, or context necessary to interpret, the meaning of the vote. The proposed advisory vote would therefore not provide any benefit to our stockholders, nor would it provide any useful information to our Board or its Compensation Committee.

For the reasons set forth above we recommend that you vote against this proposal.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 5 – STOCKHOLDER PROPOSAL: GLOBAL WARMING REPORT

FedEx is not responsible for the content of this stockholder proposal or supporting statement.

FedEx has been notified that the Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, Maryland 20854, the beneficial owner of 261 shares of FedEx common stock, intends to present the following proposal for consideration at the annual meeting:

“Global Warming Report

Resolved: The shareholders request the Board of Directors to report on the scientific and economic analyses relevant to FedEx’s environmental policy concerning greenhouse gases, omitting proprietary information and at reasonable cost.

This report should discuss the:

1.	Specific scientific data and studies relied on to formulate FedEx’s greenhouse gas policy.

2.	Extent to which FedEx believes human activity will significantly alter global climate, whether such change is necessarily undesirable and whether a cost-effective strategy for mitigating any undesirable change is practical.

3.	Estimates of costs and benefits to FedEx of its greenhouse gas policy.

Supporting Statement:

FedEx’s main responsibility is to create shareholder value — not to help environmental activist groups implement their anti-business social and political agendas.

FedEx says it is committed to minimizing its greenhouse gas (GHG) emissions and touts its relationship with Environmental Defense, an environmental activist group whose agenda includes regulation of GHG emissions.

FedEx is working with Environmental Defense to develop hybrid electrically-powered trucks. But such trucks cost more than conventional trucks without providing commensurate benefits to the Company — as CEO Frederick Smith admitted at the 2006 annual general meeting. Further, it is not clear that such hybrid trucks provide any significant environmental benefits whatsoever.

Moreover, laws and regulations limiting GHG emissions are expected to reduce economic growth and to increase energy costs — both of which may adversely impact FedEx’s earnings.

FedEx’s direct and/or indirect support for mandatory GHG regulation could harm shareholder value without providing any benefit to the environment.”

Board of Directors’ Statement in Opposition

The Board of Directors and its Nominating & Governance Committee have considered this proposal and concluded that its adoption would not be in the best interests of our stockholders.

Our environmental initiatives are designed to create and sustain long-term stockholder value by reducing our reliance on fuel and traditional energy sources and mitigating our exposure to potential price increases and supply shortages.  We certainly agree that our main responsibility is to create and sustain long-term stockholder value. The purpose (and, we believe, the effect) of our environmental policy decisions is precisely to fulfill that responsibility. While our environmental initiatives have the effect of protecting the environment and advancing the cause of environmental advocates who share our belief in effective environmental and business policy, we undertake the initiatives for business reasons. Not only are our initiatives good for the environment, they are in the best interests of FedEx and our stockholders.

We must purchase large quantities of fuel and other forms of energy to operate our aircraft, vehicles and facilities. In anticipation of potential price increases, supply shortages or disruptions and more stringent regulatory requirements, we have a duty to our stockholders to proactively find opportunities to reduce our reliance on fuel and other traditional energy sources — by increasing our fuel and energy efficiency and exploring the use of alternative energy sources. The purpose of these endeavors is not to “help environmental activist groups implement their anti-business social and political agendas” as the proponent suggests. Rather, by increasing our fuel and energy efficiency, we can improve profitability and mitigate our exposure to future price increases or supply shortages. Reduced fuel and energy usage also has the effect of reducing greenhouse gas emissions.

We invest in an appropriate amount of research and development of innovations and technologies that are designed to increase our fuel and energy efficiency, thereby reducing our fuel and energy consumption and reducing atmospheric emissions.  As described in our environmental policy statement (which is available on the FedEx Web site at http://www.fedex.com/us/about/responsibility/environment.html ), FedEx is committed to using innovations and technologies to minimize atmospheric emissions (including greenhouse gases). We reduce greenhouse gases by increasing our fuel and energy efficiency, thereby reducing our fuel and energy consumption. For example:

•	The FedEx Express OptiFleet E700 hybrid electric vehicle not only decreases particulate emissions by over 90 percent and decreases greenhouse gas emissions by over 25 percent, but also increases fuel economy by over 40 percent. FedEx Express currently operates 93 hybrid vehicles in North America, with more than 1 million miles in revenue service.

•	In August 2005, we opened California’s then largest corporate solar electric rooftop system atop the FedEx Express regional hub in Oakland. Besides being environmentally friendly, it is intended to reduce our long-term costs for energy in California and hedge against future increases in energy costs. To date, this solar electric system has provided approximately two billion watt hours of renewable energy generated by sunlight — electricity we would have purchased otherwise.

•	We are modernizing our aircraft fleet. For example, we are retiring and replacing older Boeing 727s with more efficient Boeing 757s, which are 20 percent larger but use 36 percent less fuel. We are also adding the Boeing 777 freighter to our fleet for long-haul flights, which will allow us to carry more payload while burning 18 percent less fuel compared to the aircraft in today’s fleet. The use of newer and more fuel efficient aircraft will have the effect of not only reducing greenhouse gas emissions and airport noise, but also increasing our jet fuel efficiency.

With respect to FedEx’s use of hybrid trucks, the proponent asserts that Mr. Smith, our Chairman, President and Chief Executive Officer, “admitted” at the 2006 annual meeting of FedEx’s stockholders that such trucks cost more than conventional trucks “without providing commensurate benefits to the Company.” At the annual meeting, Mr. Smith acknowledged that hybrid vehicles are not cost-effective yet from a return on invested capital standpoint versus conventionally powered vehicles. Mr. Smith then stated, however, that it would be imprudent for FedEx not to invest appropriately in research and development in the event that hybrid technology becomes more cost-effective, given that hybrid vehicles reduce fuel consumption by over 40 percent compared to our existing gasoline and diesel powered vehicles.

The proposed report would be an imprudent use of corporate assets and would not be useful to our stockholders.  The specific scientific data requested by this proposal is not obtained by FedEx in the ordinary course of business. As a result, adoption of this proposal would require FedEx to spend a significant amount of capital resources to hire climatologists, purchase scientific equipment and conduct numerous and complex surveys in order to prepare and publish a report on the extent to which “human activity will significantly alter global climate.” The feasibility, cost and burden of gathering and publishing the volume and depth of the information requested by this proposal would not be an appropriate use of our corporate assets and the information disclosed in such a report would not be useful to our stockholders.

In sum, this proposal is unnecessary. All of our environmental policy decisions promote and protect the economic future of FedEx, our stockholders and employees. We do not believe that FedEx’s resources are best spent preparing and publishing a “global warming report” which will not be useful to our stockholders. Accordingly, we recommend that you vote against this proposal.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 6 – STOCKHOLDER PROPOSAL: POLITICAL CONTRIBUTIONS REPORT

FedEx is not responsible for the content of this stockholder proposal or supporting statement.

FedEx has been notified that Walden Asset Management, One Beacon Street, Boston, Massachusetts 02108, the beneficial owner of 74,855 shares of FedEx common stock, intends to present the following proposal for consideration at the annual meeting. Co-filers of the proposal are the Sisters of Notre Dame de Namur, 85 Ocean Street, Dorchester, Massachusetts 02124, the beneficial owner of 975 shares of FedEx common stock, the Tides Foundation, P.O. Box 29903, San Francisco, California 94129, the beneficial owner of 4,600 shares of FedEx common stock, and Boston Common Asset Management, 84 State Street, Suite 1000, Boston, Massachusetts 02109, the beneficial owner of 25,550 shares of FedEx common stock.

“Corporate political contributions and trade association payments

Resolved, that the shareholders of FedEx (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code, and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of FedEx, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of the Company’s shareholders.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions, called “soft money,” and payments to trade associations and related groups that are used for political activities.

Moreover, payments to trade associations used for political activities are undisclosed and unknown. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate. The result is that shareholders and, in many cases, management do not know how trade associations use their company’s money for political purposes. The proposal asks the Company to disclose its political contributions and payments to trade associations and other tax exempt organizations.

Absent a system of accountability, company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.”

Board of Directors’ Statement in Opposition

The Board of Directors and its Nominating & Governance Committee have considered this proposal and concluded that its adoption would not be in the best interests of our stockholders.

The Board believes it is in the best interests of our stockholders for FedEx to be an effective participant in the political process. We are subject to extensive regulation at the federal and state levels and are involved in a number of legislative initiatives in a broad spectrum of policy areas that can have an immediate and dramatic effect on our operations. We promote legislative and regulatory actions that further the business objectives of FedEx and attempt to protect FedEx from unreasonable, unnecessary or burdensome legislative or regulatory actions at all levels of government. As more fully described in our policy regarding political contributions (which is available on the FedEx Web site at http://ir.fedex.com/governance/contributions.cfm), we actively participate in the political process with the ultimate goal of promoting and protecting the economic future of FedEx and our stockholders and employees.

An important part of participating effectively in the political process is making prudent political contributions — but only where permitted by applicable law. Political contributions of all types are subject to extensive governmental regulation and public disclosure requirements, and FedEx is fully committed to complying with all applicable campaign finance laws. For example, corporate contributions are subject to certain limitations at the federal level, and we make none. While some states allow corporate contributions to candidates or political parties, it is FedEx’s policy not to make such contributions. FedEx also does not make corporate contributions to groups organized under section 527 of the Internal Revenue Code, except to the organizational committees of the Democratic and Republican national party conventions and the annual Democratic and Republican Governor’s conferences. These limited corporate political contributions are approved by the Corporate Vice President of Government Affairs, in consultation with appropriate members of FedEx senior management. The Executive Vice President and General Counsel provides periodic updates to the Board of Directors on FedEx’s political activities, including corporate contributions. As a result of these policies and mandatory public disclosure requirements, the Board has concluded that ample public information exists regarding FedEx’s political contributions to alleviate the concerns cited in this proposal.

FedEx also provides an opportunity for its employees to participate in the political process by joining FedEx’s non-partisan political action committee (“FedExPAC”). FedExPAC allows our employees to pool their financial resources to support federal, state and local candidates, political party committees and political action committees. The political contributions made by FedExPAC are funded entirely by the voluntary contributions of our employees. No corporate funds are used. A committee composed of appropriate members of FedEx senior management decides which candidates, campaigns and committees FedExPAC will support based on a nonpartisan effort to advance and protect the interests of FedEx and our stockholders and employees. Moreover, FedExPAC’s activities are subject to comprehensive regulation by the federal government, including detailed disclosure requirements, which include monthly reports with the Federal Election Commission. These reports are publicly available and include an itemization of FedExPAC’s receipts and disbursements, including any political contributions, over $200.

We take issue with the proponent’s suggestion that our political contributions, including payments to trade associations, may fund agendas that are adverse to FedEx and our stockholders. Our participation in the political process is designed to promote and protect the economic future of FedEx and our stockholders and employees, and we make political contributions and maintain memberships with a variety of trade associations expressly for that purpose. We have in place effective reporting and compliance procedures to ensure that our political contributions are made in accordance with applicable law and we closely monitor the appropriateness and effectiveness of the political activities undertaken by the most significant trade associations in which we are a member.

Finally, the Board believes that the expanded disclosure requested in this proposal could place FedEx at a competitive disadvantage by revealing its strategies and priorities. Because parties with interests adverse to FedEx also participate in the political process to their business advantage, any unilateral expanded disclosure could benefit those parties while harming the interests of FedEx and our stockholders. The Board believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than FedEx alone (as the proponent requests).

In short, we believe that this proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for political contributions already exists. If adopted, the proposal would apply only to FedEx and to no other company and would cause FedEx to incur undue cost and administrative burden, as well as competitive harm, without commensurate benefit to our stockholders. Accordingly, we recommend that you vote against this proposal.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

FedEx’s Bylaws require stockholders to give advance notice of any proposal intended to be presented at the annual meeting. The deadline for this notice has passed and we have not received any such notices. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation

FedEx will bear all costs of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. FedEx will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request. FedEx has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement of certain disbursements and expenses.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery will receive only one copy of this proxy statement and the 2007 Annual Report to Stockholders, unless contrary instructions have been received from one or more of these stockholders. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our annual report or proxy statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our annual report or proxy statement for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 43069, Providence, Rhode Island 02940-3069; by telephone: in the U.S. or Canada, 1-800-446-2617; outside the U.S. or Canada, 1-781-575-2723).

If you participate in householding and wish to receive a separate copy of this proxy statement or the 2007 Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of future annual reports or proxy statements, please contact Computershare as indicated above. A separate copy of this proxy statement and the 2007 Annual Report will be delivered promptly upon request.

Beneficial owners of shares held in street name can request information about householding from their banks, brokerage firms or other holders of record.

Stockholder Proposals for 2008 Annual Meeting

Stockholder proposals intended to be presented at FedEx’s 2008 annual meeting must be received by FedEx no later than April 15, 2008 to be eligible for inclusion in FedEx’s proxy statement and form of proxy for next year’s meeting. Proposals should be addressed to FedEx Corporation, Attention: Corporate Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the 2008 annual meeting, including nominations of director candidates, FedEx’s Bylaws require stockholders to give advance notice of such proposals. The required notice must be given no more than 120 days and no less than 90 days in advance of the anniversary date of the immediately preceding annual meeting. Accordingly, with respect to our 2008 annual meeting of stockholders, our Bylaws require notice to be provided to FedEx Corporation, Attention: Corporate Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120, as early as May 27, 2008 but no later than June 26, 2008. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 annual meeting, the chairman of the meeting will declare it out of order and disregard any such matter.

By order of the Board of Directors,

CHRISTINE P. RICHARDS
Secretary

Annual Meeting Admission TicketElectronic Voting Instructions You can vote by Internet or telephone!Available 24 hours a day, 7 days a week!Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern time on September 23, 2007.Vote by Internet · Log on to the Internet and go to www.investorvote.com · Follow the steps outlined on the secured Web site.Vote by telephone Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. · Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch-tone telephone. There is NO CHARGE to you for the call.· Follow the instructions provided by the recorded message. Annual Meeting Proxy Card123456 C012345678912345· IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A The Board of Directors recommends a vote FOR each of the listed nominees and FOR Proposal 2. 1. Election of Directors:1 — James L. Barksdale4 — Judith L. Estrin7 — Shirley A. Jackson10 — Charles T. Manatt 13 — Paul S. Walsh +For Against Abstain For Against Abstain For Against Abstain02 — August A. Busch IV 03 — John A. Edwardson 05 — Philip Greer 06 — J.R. Hyde, III 08 — Steven R. Loranger 09 — Gary W. Loveman 11 - Frederick W. Smith 12 — Joshua I. Smith 14 — Peter S. WillmottFor Against Abstain2. Ratification of Independent Registered Public Accounting Firm.B The Board of Directors recommends a vote AGAINST Proposals 3, 4, 5 and 6.For Against AbstainFor Against Abstain
3. Stockholder Proposal Regarding Separation of Chairman 4. Stockholder Proposal Regarding Shareholder Vote on and CEO Roles. Executive Pay. 5. Stockholder Proposal Regarding Global Warming Report. 6. Stockholder Proposal Regarding Political Contributions Report.PLEASE DATE AND SIGN IN SECTION D ON THE REVERSE SIDE.

Admission Ticket FedEx Corporation Annual Meeting of Stockholders Monday, September 24, 2007 10:00 a.m. local time Hilton Hotel Tennessee Grand Ballroom 939 Ridge Lake Boulevard Memphis, Tennessee 38120 If you wish to attend the annual meeting in person, you will need to bring this Admission Ticket with you. Please present this Admission Ticket and a valid government-issued photo identification (such as a driver’s license or a passport) for admission to the meeting. Security measures will be in place at the meeting to help ensure the safety of attendees. Metal detectors similar to those used in airports will be located at the entrance to the meeting room and briefcases, handbags and packages will be inspected. No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the meeting. Anyone who refuses to comply with these requirements will not be admitted. This Admission Ticket is not transferable. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy Solicited on Behalf of the Board of Directors of FedEx Corporation for the Annual Meeting of Stockholders, September 24, 2007 The undersigned hereby constitutes and appoints Christine P. Richards and Alan B. Graf, Jr., and each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent the undersigned and to vote all of the shares of FedEx Corporation common stock of the undersigned at the Annual Meeting of Stockholders of FedEx to be + held in the Tennessee Grand Ballroom at the Hilton Hotel, 939 Ridge Lake Boulevard, Memphis, Tennessee 38120, on Monday, September 24, 2007, at 10:00 a.m. local time, and at any postponements or adjournments thereof, on Proposals 1 through 6 as specified on the reverse side hereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to stand for election) and on such other matters as may properly come before said meeting. This card also constitutes voting instructions for any shares held for the undersigned in any benefit plan of FedEx Corporation or its subsidiaries. If you wish to instruct a plan trustee or record holder on the voting of shares held in your account, your instructions must be received by September 19, 2007. If no direction is given, the plan trustee will vote the shares held in your account in the same proportion as votes received from other plan participants. This proxy when properly executed will be voted as specified by you. If no direction is made, this proxy will be voted (and voting instructions given) FOR Proposals 1 and 2 and AGAINST Proposals 3, 4, 5 and 6. The Board of Directors recommends that you vote FOR Proposals 1 and 2 and AGAINST Proposals 3, 4, 5 and 6. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the meeting or any postponements or adjournments thereof. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Ms. Richards and Mr. Graf cannot vote your shares unless you sign, date and return this card or vote on the Internet or by telephone. If you vote by the Internet or telephone, please DO NOT mail back this proxy card. If you wish to attend the annual meeting in person, however, you will need to bring the Admission Ticket attached to this proxy card with you. NOTE: If you vote on the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you electronically. We strongly encourage you to enroll in electronic delivery. It is a cost-effective way for us to send you proxy materials and annual reports. C Non-Voting Items Change of Address — P lease print your new address below. Comments — Please print your comments below. Mark this box if you would like your name to be disclosed with your vote and comments, if any. D Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below. The signer hereby revokes all proxies previously given by the signer to vote at said meeting or at any postponements or adjournments thereof. NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, officer, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. +